Exhibit 10.1

Confidential Material Omitted – To be filed separately with the Securities and Exchange Commission upon request. Double asterisks denote omissions.

SAPPI CANADA ENTERPRISES INC.

as the Purchaser

and

SAPPI PAPIER HOLDING GMBH

as the Purchaser Guarantor

RAYONIER A.M. CANADA G.P.

and

RAYONIER A.M. COMPAGNIE DE CONSTRUCTION INC.

and

RAYONIER A.M. CANADA ENTERPRISES INC.

collectively, as the Seller

and

RAYONIER ADVANCED MATERIALS INC.

as the Seller Guarantor

ASSET PURCHASE AGREEMENT July 31, 2019

TABLE OF CONTENTS

Page
ARTICLE 1 INTERPRETATION 1
Section 1.1Defined Terms. 1
Section 1.2Gender and Number. 14
Section 1.3Headings, etc. 14
Section 1.4Currency. 14
Section 1.5Certain Phrases, etc. 14
Section 1.6Accounting Terms. 14
Section 1.7Incorporation of Disclosure Letter, schedules and Exhibits. 14
Section 1.8References to this Agreement. 15
Section 1.9Statutes. 15
Section 1.10Non‑Business Days. 15
Section 1.11Knowledge. 15
Section 1.12Made Available. 15
ARTICLE 2 PURCHASE AND SALE 15
Section 2.1Purchase and Sale. 15
Section 2.2Excluded Assets. 17
Section 2.3Purchase Price. 17
Section 2.4Allocation of Purchase Price. 18
Section 2.5Payment on Closing. 18
Section 2.6Estimated Closing Date Statement. 19
Section 2.7Preparation of Closing Statement. 19
Section 2.8Settlement of Objections. 19
Section 2.9Payment of Adjustment to Purchase Price. 21
Section 2.10No Effect on Other Rights. 21
Section 2.11Elections. 22
Section 2.12Property Taxes. 22
Section 2.13Assumption of Obligations and Liabilities. 22
Section 2.14Non‑Assignable Contracts. 23
ARTICLE 3 REPRESENTATIONS AND WARRANTIES 23
Section 3.1Representations and Warranties of the Seller. 23
Section 3.2Disclaimer of Other Representations and Warranties. 40
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER 40

- ii -

Section 4.1Representations and Warranties of the Purchaser. 40
ARTICLE 5 COVENANTS 42
Section 5.1Conduct of Business Prior to Closing. 42
Section 5.2Other Covenants. 43
Section 5.3Actions to Satisfy Closing Conditions. 43
Section 5.4Confidentiality. 44
Section 5.5Request for Consents. 44
Section 5.6Notice of Certain Matters and Updates to Information. 45
Section 5.7Regulatory Approvals. 45
Section 5.8Access. 47
Section 5.9Contact with Customers, Suppliers, Employees and Other Business Relations. 47
Section 5.10Benefits Plan. 48
Section 5.11Action Items. 48
Section 5.12SAP Interfaces. 48
Section 5.13Risk of Loss. 48
Section 5.14Exclusive Dealings. 49
Section 5.15Transfer Taxes. 49
Section 5.16Cooperation on Tax Matters. 50
Section 5.17Proceeds Received after Closing. 51
ARTICLE 6 CONDITIONS OF CLOSING 51
Section 6.1Conditions for the Benefit of the Purchaser. 51
Section 6.2Conditions for the Benefit of the Seller. 53
ARTICLE 7 CLOSING 55
Section 7.1Date, Time and Place of Closing. 55
ARTICLE 8 TERMINATION 55
Section 8.1Termination Rights. 55
Section 8.2Effect of Termination. 56
ARTICLE 9 INDEMNIFICATION 56
Section 9.1Survival. 56
Section 9.2Indemnification in Favour of the Purchaser. 57
Section 9.3Indemnification in Favour of the Seller. 57
Section 9.4Limitations. 58
Section 9.5Notice of Claim. 59
Section 9.6Direct Claims. 59

- iii -

Section 9.7Procedure for Third Party Claims. 60
Section 9.8Manner of Payment. 62
Section 9.9Exclusion of Other Remedies. 62
Section 9.10Calculation of Damages. 62
Section 9.11Joint and Several (Solidary) Obligations. 63
Section 9.12Seller Guarantee. 63
Section 9.13Purchaser Guarantee. 63
Section 9.14Duty to Mitigate. 63
Section 9.15One Recovery. 64
Section 9.16Adjustments to Purchase Price. 64
Section 9.17Set-off. 64
ARTICLE 10 POST‑CLOSING COVENANTS AND OTHER MATTERS 64
Section 10.1Employees. 64
Section 10.2Pension Plans and Other Benefit Plan. 65
Section 10.3Access to Books and Records. 67
Section 10.4Cooperation and Access regarding [**]. 68
Section 10.5Further Assurances. 68
ARTICLE 11 MISCELLANEOUS 68
Section 11.1Notices. 68
Section 11.2Time of the Essence. 69
Section 11.3Announcements and Public Communications. 69
Section 11.4Third Party Beneficiaries. 70
Section 11.5Expenses. 70
Section 11.6Amendments. 70
Section 11.7Waiver. 70
Section 11.8Non‑Merger. 70
Section 11.9Entire Agreement. 70
Section 11.10Successors and Assigns. 71
Section 11.11Severability. 71
Section 11.12Governing Law. 71
Section 11.13Counterparts. 71
Section 11.14Legal Representation. 71

ASSET PURCHASE AGREEMENT
Asset Purchase Agreement dated July 31, 2019 among Sappi Canada Enterprises Inc., a corporation existing under the laws of Québec (the “Purchaser”), Sappi Papier Holding GmbH, a limited liability company existing under the laws of Austria (the “Purchaser Guarantor”), Rayonier A.M. Canada G.P., a partnership existing under the laws of Quebec (“Rayonier GP”), Rayonier A.M. Compagnie de Construction Inc., a corporation existing under the federal laws of Canada (“RCC”), Rayonier A.M. Canada Enterprises Inc., a corporation existing under the under the federal laws of Canada (“RCE”) and Rayonier Advanced Materials Inc., a corporation existing under the laws of Delaware (the “Seller Guarantor”).
RECITALS:
(a)    The Seller is the registered and beneficial owner of the Purchased Assets.

(b)
The Purchaser wishes to purchase the Purchased Assets from the Seller and to undertake and assume performance of the Assumed Obligations, and the Seller wishes to sell the Purchased Assets to the Purchaser, upon and subject to the terms and conditions of this Agreement.

NOW THEREFORE in consideration of the foregoing, and the respective covenants, agreements, representations and warranties of the Parties contained herein and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties agree as follows:
Article 1
INTERPRETATION

Section 1.1	Defined Terms.
As used in this Agreement, the following terms have the following meanings:
“Adjustment Statement” means an unaudited statement substantially in the form of EXHIBIT A, and including a Working Capital calculation, a Pension Liability calculation and an estimate of the Purchase Price at Closing or a calculation of the Purchase Price at Closing, as the case may be.
“Advance Ruling Certificate” means an advance ruling certificate issued pursuant to Section 102 of the Competition Act.
“Affiliates” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Agreement” means this asset purchase agreement, as it may be amended or supplemented from time to time.
“Assigned Books and Records” has the meaning specified in Section 2.1(p).
“Assigned Permits” has the meaning specified in Section 2.1(j).
“Assumed Obligations” has the meaning specified in Section 2.13.
“Assumed Plans” has the meaning specified Section 10.2(4).
“Authorization” means, with respect to any Person, any order, permit, approval, consent, filing, notification, waiver, licence, authorization or similar action of, to, from or with respect to any Governmental Entity having jurisdiction over the Person.
“Benefit Plan” means any plan, policy, agreement or arrangement including, for greater certainty, any modification thereto (whether written or unwritten) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, profit sharing, severance, retention, termination, retirement, pension, supplemental pension, health, dental or other medical, life, disability or other insurance (whether insured or self-insured), mortgage insurance, employee loan, employee assistance, supplementary unemployment benefits, supplementary retirement, welfare benefits, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Seller, for the benefit of current or former employees, officers, directors or individual independent contractors employed or retained in connection with the Business, other than any multiemployer plan, the Québec Pension Plan or the Canada Pension Plan, any health or drug plan established and administered by a Province, and any employment, parental or workers’ compensation insurance provided by Canadian federal or provincial Laws.
“Benefit Plan Setup” has the meaning specified in Section 5.10.
“Books and Records” means all information in any form relating in all or in part to the Business or the Purchased Assets, including books of account, financial and accounting information and records, tax records, sales and purchase records, customer and supplier lists, research and development reports and records, equipment logs, operating guides and manuals, technical documents and drawings including specifications and schematics, marketing and advertising materials, personnel, employment and all other documents, files, corporate records (whether in written or electronic form).
“Business” means the production, distribution, marketing and sale of high-yield (thermo-mechanical) pulp currently or formerly produced at the Seller’s Matane site in the Province of Québec.
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Montreal, Québec, Canada.
“Business Intellectual Property” has the meaning specified in Section 3.1(s)(i).
“Cap” means [**].
“Cash Amount” has the meaning specified in Section 2.3(a).
“Claim” has the meaning specified in Section 9.5(1).
“Closing” means the completion of the transaction of purchase and sale of the Purchased Assets contemplated in this Agreement.
“Closing Date” means the date that is the fifth (5th) Business Day that immediately follows the day on which the last of the conditions to Closing set out in Article 6 (other than those conditions which by their nature can only be satisfied as of the Closing Date) have been satisfied or waived by the appropriate Party, but in no event before the earlier of the 90th day following the date of this Agreement and the date on which the SAP Setup is completed.
“Closing Time” means 12:01 a.m. on the Closing Date.
“Collective Bargaining Agreement” has the meaning specified in Section 3.1(q)(i).
“Commissioner of Competition” means the Commissioner of Competition appointed under the Competition Act or any Person authorized to exercise his powers and perform his duties.
“Competition Act” means the Competition Act (Canada).
“Competition Act Clearance” means one of the following has occurred in respect of the transactions contemplated by this Agreement:

(a)	the Commissioner of Competition shall have issued an Advance Ruling Certificate; or

(b)
either (i) the requirement to notify the Commissioner of Competition and supply information shall have been waived pursuant to Section 113(c) of the Competition Act or (1) the applicable waiting period under Section 123 of the Competition Act shall have expired or been terminated and, in the case of (i) or (ii), the Commissioner of Competition shall have issued a No-Action Letter, and such No-Action Letter remains in force and effect at Closing.

“Confidentiality Agreement” has the meaning specified in Section 5.4(1).
“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person which is provided for or required: (a) in respect of or pursuant to the terms of any Contract; or (b) under any applicable Law, in either case in connection with the transactions contemplated by this Agreement, including (i) to transfer the Purchased Assets and all rights and benefits thereunder to the Purchaser, (ii) for Purchaser to assume the Assumed Obligations, (iii) to permit the Purchaser to carry on the Business after the Closing as the Business is currently carried on by the Seller, or (iv) which is otherwise necessary for the Parties to perform their obligations under this Agreement or to consummate the transactions contemplated hereby.
“Contract” means any written or oral agreement, contract, obligation, promise, commitment, loan or credit agreement, employment or severance agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument, understanding, undertaking or arrangement to which the Seller is a party or by which the Seller or the Purchased Assets or the Business is bound or under which the Seller has rights or obligations, in each case exclusively in respect of the Purchased Assets or the Business.
“Current Assets” means the combined current assets of the Seller related to the Business, determined on a basis consistent with the Financial Statements, adjusted to include spare parts reported as long-term assets, to be calculated as set out in EXHIBIT A.
“Current Liabilities” means the combined current liabilities of the Seller related to the Business, determined on a basis consistent with the Financial Statements, to be calculated as set out in EXHIBIT A.
“Custodial Trustee” means the CIBC Mellon Trust Company.
“Damages” means, whether or not involving a Third Party Claim, any loss, cost, liability, claim, interest, damages and expense (including reasonable legal counsel’s, consultant’s and expert’s fees and expenses).
“Data Room” means the virtual data room of the Seller maintained by Donnelly Financial Solutions “Venue”, access to which was provided to the Purchaser and its representatives for purposes of their due diligence investigations in connection with the transactions contemplated by this Agreement.
“Deductible” means [**].
“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Party to make a claim for indemnification under this Agreement.
“Disclosure Letter” means the disclosure letter delivered by the Seller to the Purchaser contemporaneously with the execution and delivery of this Agreement.
“Draft Closing Statement” has the meaning specified in Section 2.7.
“Employees” means all individuals employed by the Seller in the operation of the Business on the Closing, whether on a full-time, part-time, temporary or casual basis, including the unionized employees and the non-unionized employees, and including those on vacation, short term disability, long term disability, workers’ compensation related leave, pregnancy, parental, sick leave or other statutory or approved leave of absence, other than the Excluded Employees, if any.
“Environment” means all or any part of the following media (alone or in combination): air (including the atmosphere and the air within any structure or underground space); water (including sea, seabed, marine sediments and any marine organisms and ecosystem, groundwater and any water under or within land and coastal and inland waters); land (including subsoil and land under water) and any organisms or systems supported by those media (including habitats, species and humans).
“Environmental Laws” means any Laws relating to the Environment or public health and public safety including those relating to the manufacture, transport, handling or disposal of Hazardous Substances, assessment and remediation of contaminated media and protection of the Environment.
“Environmental Liabilities” means all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, including damages for diminution of the value of land, property damages, natural resource damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to:

(i)	any claim, suit, action, administrative order, investigation, proceeding or demand by any Person under any Environmental Laws or with respect to any environmental matter;

(ii)	any matter or condition arising under or related to any Environmental Laws or environmental Assigned Permits;

(iii)	any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any immovable or movable property at any time; or

(iv)
the treatment, storage, handling, disposal, discharge, transportation or elimination of any Hazardous Substance, including the transportation or disposal of any Hazardous Substance by or on behalf of the Seller to any off site facility.

“Estimated Adjustment Amount” means the sum of the adjustments to the Cash Amount calculated pursuant to Section 2.5(1)(b) to Section 2.5(1)(d).
“Estimated Closing Date Statement” has the meaning specified in Section 2.6.
“Estimated Pension Liability” has the meaning specified in Section 2.6(2).
“Estimated Working Capital” has the meaning specified in Section 2.6(1).
“Excluded Assets” has the meaning specified in Section 2.2.
“Excluded Contracts” has the meaning specified in Section 2.2(c).
“Excluded Employees” has the meaning specified in Section 10.1(2).
“Exhibits” means the exhibits attached to this Agreement.
“Final Adjustment Amount” means the sum of the adjustments to the Cash Amount calculated pursuant to Section 2.3(b) to Section 2.3(d), as determined on the basis of the Final Closing Statement.
“Final Allocation” has the meaning specified in Section 2.4.
“Final Closing Statement” has the meaning specified in Section 2.8(3) and Section 2.8(4).
“Final Determination” means any final order, judgment, decision or award in a Legal Proceeding, after all delays to appeal have lapsed.
“Final Negative Adjustment Amount” has the meaning specified in Section 2.9(2).
“Final Positive Adjustment Amount” has the meaning specified in Section 2.9(3).
“Financial Statements” means, collectively, the financial information attached at Section 3.1(e) of the Disclosure Letter.
“First Nations” means any Indian or Indian Band (as those terms are defined in the Indian Act (Canada)), Inuit person or people, First Nation person or people, Métis person or people, indigenous person or people or aboriginal person or people of Canada and any person or group representing, or purporting to represent, any of the foregoing.
“First Nations’ Claims” means any claims, assertions or demands, written or oral, whether proven or unproven, in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or to all or any portion of the Owned Real Property and the Leased Real Property.
“FSC” means the Forest Stewardship Council.
“GAAP” means generally accepted accounting principles as in effect in the United States of America, at the relevant time applied on a consistent basis.
“Governmental Entity” means any national, federal, provincial, municipal, local or foreign governmental authority, including any regional or departmental direction of a ministry and any independent administrative authority, any court, tribunal, administrative agency or commission, any body responsible for forest management or chain of custody certification or credits or any quasi-governmental body exercising any executive, regulatory, judicial, tribunal, administrative, taxing, importing or other governmental or quasi-governmental authority, including any arbitrator or arbitration body and any stock exchange.
“GST” shall mean any goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada).
“GST/QST Certificate and Indemnity” has the meaning specified in Section 5.15.
“Hazardous Substance” means any chemical, substance, contaminant, waste, pollutant or material that is prohibited, controlled or regulated by any Governmental Entity pursuant to Environmental Laws, including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), residual materials, noise, vibration, petroleum and its derivatives and by-products and other hydrocarbons, all as defined in or pursuant to any Environmental Law.
“Indemnified Party” means a Person with indemnification rights or benefits under Section 9.2 or Section 9.3, or otherwise under this Agreement.
“Indemnifying Party” means a Party against which a Claim may be made for indemnification under this Agreement, including pursuant to Article 9.
“Insurance Policies” has the meaning specified in Section 3.1(ee).
“Intellectual Property Rights” means rights in the following: (a) all trademark rights, trade dress, service marks, trade names and brand names; (b) all works, copyrights, neighbouring rights, moral rights and all other rights associated therewith and the underlying works of authorship; (c) all patents rights; (d) designs and industrial designs; (e) all inventions, know how, discoveries, improvements and trade secrets; (f) computer programs and other software; (g) external IP addresses and (h) all registrations of any of the foregoing and all applications therefor.
“Interim Period” means the period between the date of this Agreement and the Closing.
“Inventories” means all inventories of the Business, including all finished goods, work in progress, raw materials, spare parts, manufacturing supplies, stores inventories, tooling, purchased finished goods related to the Business (including those in possession of suppliers, customers or other third parties).
“Investment Canada Act” means the Investment Canada Act (Canada).
“IT Systems” means all computer hardware, test bed and testing devices, peripheral equipment, software and firmware, databases, technology infrastructure and other information technology systems and services that are used by or accessible to the Seller to operate the Business and to receive, store, process or transmit data.
“Law” means all (a) constitutions, treaties, laws, statutes, codes, ordinances, rules, regulations, and by-laws or other requirements having force of law, whether federal, provincial, municipal, regional, domestic, foreign or international; (b) policies, guidelines, practices, standards, protocols, codes or rules that are legally binding and (c) all Orders.
“Leased Real Property” has the meaning specified in Section 3.1(y)(ii).
“Legal Proceeding” means any (a) claim, demand, action, suit, arbitration, litigation, dispute, complaint, grievance, mediation, arbitration and proceeding and (b) any audit by a Governmental Entity, investigation by a Governmental Entity or hearing or inquiry by a Governmental Entity.
“Licensed Intellectual Property” has the meaning specified in Section 2.1(l).
“Liens” means mortgages, hypothecs, charges, pledges, assignments, liens (statutory or otherwise), security interests, easements, servitudes, encroachments, retentions of title, rights‑of‑way, rights of refusal, restriction on use or other restrictions, preferential right, or other real, immovable, movable or personal right, prior claims, legal hypothecs or encumbrances of any nature whatsoever, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing.
“Master Trust Agreements” means, collectively, the master trust agreement (Tembec Liability Hedging Assets Master Trust Fund) between [**].
“Material Adverse Effect” means, any event, change, effect, condition, fact, development, occurrence or circumstance that, individually or in the aggregate with all other events, changes, effects, conditions, facts, developments, occurrences or circumstances, is or would reasonably be expected to be material and adverse to the Purchased Assets, the Assumed Obligations or the business, results of operations, capital, properties, condition (financial or otherwise), assets, obligations or liabilities of the Business, except any such event, change, effect, condition, fact, development, occurrence or circumstance resulting from or arising out of (a) any change in global, national or regional political, regulatory or legislative conditions or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets (including credit market or securities markets); (b) any change generally affecting the industries in which the Seller and Purchaser operate; (c) any adoption, proposed implementation or change in applicable Laws, or any changes in generally accepted accounting practices (or any change in the authoritative interpretation by a Governmental Entity of any of the foregoing); (d) any global or national changes or developments in or relating to currency exchange rates or interest rates; (e) any action taken or refrained from being taken, in each case to which the Purchaser has expressly and in writing, approved, consented to or requested following the date of this Agreement, (f) any change in the market price or trading volume of such Person’s securities (it being understood that the facts and circumstances that may have given rise to such change that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (g) any failure by such Person to meet any internal or public financial projections, forecasts or estimates of revenues, earnings or other financial metrics for any period (it being understood that the facts and circumstances that may have given rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); or (h) the negotiation, execution, performance or announcement of this Agreement or the consummation of the transactions contemplated herein, except, in the case of clauses (a)‑(g) above, to the extent that any such event, change, effect, condition, fact, development, occurrence or circumstance has a materially disproportionate effect on the Business, the Purchased Assets or the Assumed Obligations.
“Material Contract” has the meaning specified in Section 3.1(u)(i).
“No-Action Letter” means written confirmation from the Commissioner of Competition that he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.
“Non-Exclusive Contracts” means any written or oral agreement, contract, obligation, promise, commitment, employment or severance agreement, note, indenture, lease, permit, franchise, license or other instrument, understanding, undertaking or arrangement to which the Seller is a party or by which the Seller or the Purchased Assets or the Business is bound or under which the Seller has rights or obligations, in each case on a non-exclusive basis in respect of the Purchased Assets or the Business.
“Notice” has the meaning specified in Section 11.1.
“Notice of Claim” has the meaning specified in Section 9.5(1).
“Order” means any order, writ, injunction, judgment, decision, ruling, awards, plan and decree of any Governmental Entity.
“Ordinary Course of Business” means, with respect to an action taken by or with respect to a Person, that such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of normal day-to-day operations of such Person.
“Outside Date” means the date that is six (6) months after the date of this Agreement.
“Owned Intellectual Property” has the meaning specified in Section 2.1(k).
“Owned Real Property” has the meaning specified in Section 3.1(y)(i).
“Parties” means, collectively, the Purchaser, the Seller and any other Person who may become a party to this Agreement, and “Party” means any one of them.
“PEFC” means the Programme for the Endorsement of Forest Certification.
“Pension Liability” means the excess, if any, of the total liabilities under the Retirement Plan for Unionized Employees over the fair market value of such plan’s assets, calculated using the Required Methodology and Required Assumptions and assuming the funded status of the Retirement Plan for Unionized Employees as at the Closing Time.
“Pension Plans” has the meaning specified in Section 3.1(p)(iii), which includes, for greater certainty, the Retirement Plan for Unionized Employees of Tembec Industries Inc. – Matane Division, and the Retirement Plan for Certain Non-Unionized Employees of Tembec Industries, in respect of all Employees.
“Per Claim Threshold” means [**].
“Permits” means all permits, consents, waivers, licences, certificates, certificates of authorization, approvals, authorizations, registrations, franchises, rights, privileges, quotas and exemptions, or any item with a similar effect, issued or granted by any Governmental Entity.
“Permitted Lien” means (a) any Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith by appropriate Legal Proceedings and, in each case, for which adequate accruals, provisions or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business on a basis consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate Legal Proceedings and, in each case, for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) Liens imposed or promulgated by applicable Laws with respect to real or immovable property, including zoning, building or similar restrictions, as well as Liens consisting of (i) easements, rights‑of‑way, servitudes, restrictions and similar rights in real or immovable property and (ii) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real or immovable property or any interest therein or in any similar grant from a Governmental Entity in jurisdictions other than Canada; provided that any such items would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the ordinary conduct of the Business or materially impair the continued use or operation of such real or immovable property for the purpose for which it is currently used, (d) pledges or deposits in the ordinary course of business on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or social security legislation, (e) Liens identified in Section 1.1 – Permitted Liens of the Disclosure Letter, or (f) statutory liens or deemed trusts arising under pension benefits standards legislation, to the extent that the Seller has made all contributions and payments required under such legislation when due.
“Person” includes an individual, a corporation, a partnership, a limited liability company, an unlimited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.
“Personal Information” means information about an identifiable individual and includes any information that constitutes personal information within the meaning of any Privacy Law.
“Personal Property” means all machinery, equipment, furniture, motor vehicles and other property used in carrying on the Business (including those in possession of suppliers, customers and other third parties).
“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Act respecting the Protection of Personal Information in the Private Sector (Québec) and any comparable law of any other jurisdiction in which the Seller conducts the Business.
“Purchase Price” has the meaning specified in Section 2.3.
“Purchased Assets” means the assets referred to or described in Section 2.1.
“Purchaser” has the meaning specified in the introductory paragraph to this Agreement.
“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) – Organization and Section 4.1(b) – Authorization, Section 4.1(c) – No Violation, and Section 4.1(g) – No Finder’s Fee.
“Purchaser Guarantor” has the meaning specified in the introductory paragraph to this Agreement.
“Purchaser Indemnitees” has the meaning specified in Section 9.2.
“Purchaser Parties” has the meaning specified in Section 5.2.
“QST” means any Quebec sales tax imposed under an Act respecting the Quebec sales tax (Quebec).
“Rayonier GP” has the meaning specified in the introductory paragraph to this Agreement.
“RCE” has the meaning specified in the introductory paragraph to this Agreement.
“RCC” has the meaning specified in the introductory paragraph to this Agreement
“Real Property Leases” has the meaning specified in Section 3.1(y)(ii).
“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims related to the Business, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.
“Registered IP” has the meaning specified in Section 3.1(s)(ii).
“Regulatory Approvals” means the Competition Act Clearance and any other Authorizations required pursuant to applicable Laws in connection with the transactions contemplated by this Agreement, including (i) to transfer the Purchased Assets and all rights and benefits thereunder to the Purchaser, (ii) for Purchaser to assume the Assumed Obligations, (iii) to permit the Purchaser to carry on the Business after the Closing as the Business is currently carried on by the Seller, or (iv) which is otherwise necessary for the Parties to perform their obligations under this Agreement or to consummate the transactions contemplated hereby.
“Release” means any release or discharge of any Hazardous Substance, including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leaching, migration, dispersal, dispensing or disposal.
“Required Assumptions” means the accounting discount rate under GAAP, inflation rate, and the value of the assets of the Retirement Plan for Unionized Employees as at the Closing Date. The required discount rate used will be as described in the Willis Towers Watson Actuarial Valuation Report Disclosure for Fiscal Year Ending December 31, 2018 and 2019 Benefit Cost under US GAAP – January 2019, updated to reflect rates at the Closing Date.
“Required Methodology” means the data, methods and assumptions used in the calculation of the unfunded pension liability (PBO) in regard to the Retirement Plan for Unionized Employees in the Financial Statements, except that the Required Assumptions shall be used.
“Retirement Plan for Unionized Employees” means the Retirement Plan for Unionized Employees of Tembec Industries Inc. – Matane Division.
“Retained Books and Records” has the meaning specified in Section 2.2(g).
“Retained Obligations” means all obligations and liabilities of the Seller at the Closing Time, other than the Assumed Obligations, including:

(a)	any liability under any Contract arising after the Closing Date that arises out of or relates to a breach of, or default under, that Contract prior to the Closing Date;

(b)	any liability for Taxes for the period prior to the Closing;

(c)	any liability under any Excluded Contract;

(d)	any liability to any Employee except as specifically assumed by the Purchaser pursuant to Section 10.1;

(e)	any liability under any Benefit Plan or any Pension Plan except as specifically assumed by the Purchaser in accordance with Section 10.2;

(f)	any liability of the Seller to any Affiliate of the Seller or other related Person of the Seller;

(g)	any liability to indemnify, reimburse or advance any amounts to any officer, director, or agent of the Seller or of one of its Affiliates;

(h)	any liability arising out of or resulting from the Seller’s compliance or non-compliance with any applicable Law except to the extent specifically assumed pursuant to Section 2.13;

(i)
any liability with respect to the NAFTA audit survey conducted by U.S. Customs and Border Protection (CPB) and related prior disclosure initiated by the Seller with CPB, the whole as disclosed in Section 3.1(m) of the Disclosure Letter;

(j)	any Environmental Liabilities except as specifically assumed by the Purchaser pursuant to Section 2.13(e); and

(k)	any liability of the Seller under this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.
“SAP Setup” has the meaning specified in Section 5.12.
“Seller” means collectively, Rayonier GP, RCC and RCE.
“Seller Counsel” means McCarthy Tétrault LLP.
“Seller Indemnitees” has the meaning specified in Section 9.3.
“Seller Guarantor” has the meaning specified in the introductory paragraph to this Agreement.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) – Organization, Section 3.1(b) – Authorization and Enforceability, Section 3.1(c) – No Violation, and Section 3.1(gg) – Commissions.
“Subsidiaries” of any Person means any corporation or other form of legal entity (a) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, more than 50% of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (b) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority.
“Sustainable Forestry Certifications” means the sustainable forestry or chain of custody certifications, awarded to or held by the Seller and related exclusively to the Business, including, without limitation, all such certifications issued pursuant to the FSC and PEFC certification regimes.
“Sustainable Forestry Credits” means the sustainable forestry or chain of custody credits, awarded to or held by the Seller and related exclusively to the Business, including, without limitation, all such credits issued pursuant to the FSC and PEFC certification regimes.
“Tax” or “Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Entity including, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, GST, QST, value added, severance, stamp, franchise, occupation, premium, capital stock, sales, sales and use, real or immovable property, land transfer, personal or movable property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings on amounts paid to or by the relevant person, (iii) all employment insurance premiums, Canada, Québec and any other pension plan contributions or premiums, including any fine, penalty, interest, or addition to such taxes, (iv) any and all liability for the payment of any items described in clauses (i) to (iii) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group, and (v) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clauses (i) to (iv) above, in each case whether disputed or not.
“Tax Act” means the Income Tax Act (Canada), as now in effect and as it may be promulgated or amended from time to time.
“Tax Return” means a return, information return, withholding statement, report, election, designation, estimate, claim for refund or other information, form or statement required to be filed in accordance with applicable Laws in connection with, the calculation, determination, assessment, collection or payment of any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.
“Temiscaming Mill” means the mill producing Bleached Chemi-Thermo Mechanical Pulp located in the town of Temiscaming, Quebec currently owned by the Seller or its Affiliates.
“Tenures” means all forest licenses, timber sale licenses, forestry rights, Timber Supply Guarantees, timber quotas, pulpwood agreements and other Contracts granting harvest rights under the Sustainable Forest Development Act (Québec) held by the Seller or its Affiliates in connection with the Business.
“Third Party Actuaries” has the meaning specified in Section 2.8(2).
“Third Party Auditors” has the meaning specified in Section 2.8(2).
“Third Party Claim” means any Legal Proceeding that is instituted or asserted by a third party, including a Governmental Entity, against an Indemnified Party which entitles the Indemnified Party to make a claim for indemnification under this Agreement.
“Timber Supply Guarantees” means the volume of timber from forests in the Province of Quebec granted by the Minister of Forests, Wildlife and Parks to the Seller or its Affiliates in connection with the Business under the Sustainable Forest Development Act (Québec).
“Transition Services Agreement” means the transition services agreement, substantially in the form attached as EXHIBIT B.
“Transfer Taxes” means all transfer, land transfer, value added, ad-valorem, excise, sales, use, consumption, GST, QST, provincial sales, or other similar taxes or duties and any interest, fines and penalties imposed by any Governmental Entity, whether disputed or not.
“TSA Consents” has the meaning specified in Section 5.5(2).
“Working Capital” means, with respect to the Seller, an aggregate amount (positive or negative) equal to the sum of Current Assets minus the sum of the Current Liabilities, calculated in accordance with the methodology set forth in EXHIBIT A. An illustrative calculation of the Working Capital, as at the end of May, 2019 is also included in EXHIBIT A.
“Working Capital Target” means [**].

Section 1.2	Gender and Number.
Any reference in this Agreement to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.

Section 1.3	Headings, etc.
The provision of a Table of Contents, the division of this Agreement into Articles, Sections and Exhibits and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.4	Currency.
All references in this Agreement to dollars, or to $ are expressed in U.S. currency unless otherwise specifically indicated.

Section 1.5	Certain Phrases, etc.
In this Agreement, (1) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (1) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6	Accounting Terms.
All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

Section 1.7	Incorporation of Disclosure Letter, schedules and Exhibits.
The Disclosure Letter and any schedule or Exhibit attached to this Agreement is an integral part of this Agreement for all purposes of this Agreement.

Section 1.8	References to this Agreement.
Any reference in this Agreement to a Person or Persons includes his, her or their, directors, officers, administrators, executors, personal legal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement, any reference to this Agreement or any other agreement or document is a reference to this Agreement, such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and shall include all schedules to it.

Section 1.9	Statutes.
Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re‑enacted.

Section 1.10	Non‑Business Days.
Whenever payments are to be made or an action is to be taken on, or not later than, a day which is not a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day.

Section 1.11	Knowledge.
References in this Agreement to the knowledge of the Seller, will be deemed to refer to the actual knowledge of any of Eric Gendreau, Marcus Moeltner, Patrick Lebel and Chris Black, in each case that such individual has, or would reasonably be expected to have, after making diligent inquiry.

Section 1.12	Made Available.
References in this Agreement to “made available”, “delivered” or “provided” mean that a document or other item of information was made available or provided to the Purchaser and its representatives for viewing in the Data Room, as that site existed as of 11:59 p.m. (Eastern time) on July 29, 2019.
ARTICLE 2
PURCHASE AND SALE

Section 2.1	Purchase and Sale.
Subject to the terms and conditions of this Agreement, the Seller shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase from the Seller at the Closing Time, all of the property and assets used in or otherwise related to the Business (other than the Excluded Assets), whether movable or immovable, corporeal or incorporeal, of every kind and description and wheresoever situated, as a going concern (collectively, the “Purchased Assets”), including:

(a)	all Owned Real Property;

(b)	all rights as lessee in the Leased Real Property;

(c)	all fixed machinery and fixed equipment situated on the Owned Real Property;

(d)
all other machinery and equipment and all vehicles, tools, handling equipment, furniture, furnishings, computer hardware and peripheral equipment, supplies and accessories used in or otherwise related to the Business;

(e)	all leases of machinery and equipment used in or otherwise related to the Business of which the Seller is lessee;

(f)	all Inventories;

(g)	all new and unused production, shipping and packaging supplies of the Business (but only subject to the rights in respect thereof set forth in the Transition Services Agreement);

(h)	the Receivables as of the Closing Date;

(i)	all Contracts, other than Excluded Contracts and the Non-Exclusive Contracts, including:

(i)	all unfilled orders received by the Seller in connection with the Business;

(ii)	all forward commitments to the Seller for supplies or materials entered into in the Ordinary Course of Business for use in the Business; and

(iii)	those listed in Section 2.1(i) of the Disclosure Letter;

(j)
all Permits applicable to the Purchased Assets, the Business or its operation, including the Permits listed or described in Section 2.1(j) of the Disclosure Letter, except such Permits that are not assignable or transferable by the Seller to the Purchaser pursuant to applicable Laws (such Permits that are assignable or transferable, the “Assigned Permits”);

(k)
all Business Intellectual Property owned by the Seller and exclusively used in the Business (the “Owned Intellectual Property”), including the Owned Intellectual Property listed in Section 2.1(k) of the Disclosure Letter;

(l)
all Business Intellectual Property not owned by the Seller and exclusively used by the Seller in the Business (the “Licensed Intellectual Property”), including the Licensed Intellectual Property listed in Section 2.1(l) of the Disclosure Letter;

(m)	all of the goodwill attributable exclusively to the Business, together with the right for the Purchaser to represent itself as carrying on the Business in succession to the Seller;

(n)	all pre-paid expenses and deposits relating to the Business;

(o)	all rights and claims under all warranties in respect of any of the Purchased Assets; and

(p)	the Books and Records other than the Retained Books and Records (the “Assigned Books and Records”).

Section 2.2	Excluded Assets.
The Purchased Assets shall not include the following property and assets (collectively, the “Excluded Assets”):

(a)
the names “Rayonier”, “Rayonier Advanced Materials”, “Rayonier A.M.”, “Advanced Materials”, “RYAM” and any derived forms thereof, either alone or as part of any trade name or trademark which is or has been used in connection with the Business, together with all product packaging and shipping material bearing such names or trademarks, subject to the right to use such product packaging and shipping material as contemplated in the Transition Services Agreement;

(b)	all insurance policies of the Seller, including those associated with the Business, and any proceeds paid in connection with such insurance policies and any prepaid insurance premiums;

(c)	the Contracts set out in Section 2.2(c) of the Disclosure Letter (the “Excluded Contracts”) and the Non-Exclusive Contracts;

(d)	all cash on hand, cash equivalents and bank deposits;

(e)	all Tax refunds and Tax credits receivable by the Seller, in each case applicable to periods prior to Closing;

(f)	all personal property of the Seller consumed after the date hereof and prior to the Closing Date in the ordinary course of the Business in a manner consistent with past practice;

(g)
all Books and Records that are not primarily related to the Business and all Books and Records that the Seller is required by applicable Law to retain in its possession (collectively, the “Retained Books and Records”);

(h)	all amounts owing to the Seller by any of its Affiliates, or by any Person who does not in fact, or who is deemed not to, deal with the Seller at arm’s length (within the meaning of the Tax Act);

(i)	all material and information referred to in Section 11.14;

(j)	all Intellectual Property other than Business Intellectual Property; and

(k)	all assets relating to the Business set out in Section 2.2(k) of the Disclosure Letter.

Section 2.3	Purchase Price.
The aggregate consideration payable by the Purchaser to the Seller for the Purchased Assets (the “Purchase Price”) will, subject to adjustments provided for in Section 2.9, be determined as follows:

(a)	$175,000,000 (the “Cash Amount”); plus

(b)	the amount by which the Working Capital at the Closing Time exceeds the Working Capital Target, if applicable; minus

(c)	the amount by which the Working Capital Target exceeds the Working Capital at the Closing Time, if applicable; minus

(d)	the Pension Liability; plus

(e)	the fair market value of the Assumed Obligations at the Closing Time, as set forth in the allocation of the Purchase Price referred to in Section 2.4.

Section 2.4	Allocation of Purchase Price.

(1)
Within thirty (30) days following the date of this Agreement, the Purchaser will prepare and deliver to the Seller a statement setting out the allocation of the Purchase Price among the Purchased Assets. The Seller may review and propose changes to the allocation statement not later than thirty (30) days after receipt of the statement. The failure of the Seller to propose any changes or otherwise approve the allocation statement within such time period will be deemed to be evidence of its approval thereof. The Parties shall update the allocation once the Final Adjustment Amount has been determined (the “Final Allocation”). In any event, the Final Allocation must be agreed to by the Seller and the Purchaser within ten (10) Business Days of the determination of the Final Closing Statement.

(2)
The Seller and the Purchaser must each complete all Tax Returns, designations and elections in a manner consistent with the Final Allocation and otherwise follow the Final Allocation in the preparation of financial statements and for all Tax purposes, including in the filing of Tax Returns or in the course of any audit by any Governmental Entity, Tax review or Tax proceeding relating to any Tax Returns, on and subsequent to the Closing Date and not take any position inconsistent with the Final Allocation. If the Final Allocation is disputed by any Governmental Entity, the Party receiving notice of such dispute shall promptly notify the other Party and the Parties shall use their commercially reasonable efforts to sustain the Final Allocation. The Parties shall share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.

Section 2.5	Payment on Closing.
The consideration payable to the Seller on account of the Purchase Price will be paid at Closing and satisfied, subject to adjustments provided for in Section 2.9, as follows:

(1)	The Purchaser shall pay, by wire transfer of immediately available funds to the account designated by the Seller, an amount equal to:

(a)	the Cash Amount; plus

(b)	the amount by which the Estimated Working Capital exceeds the Working Capital Target, if applicable; minus

(c)	the amount by which the Estimated Working Capital is less than the Working Capital Target, if applicable; minus

(d)	the Estimated Pension Liability.

(2)	The Purchaser shall assume the Assumed Obligations in accordance with Section 2.13.

Section 2.6	Estimated Closing Date Statement.
Not later than ten (10) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser an Adjustment Statement (the “Estimated Closing Date Statement”) setting out:

(1)
a good faith estimate of the expected Working Capital (the “Estimated Working Capital”) at the Closing Time, which itemizes the estimated balance of each component of such estimate of Working Capital, the whole in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements;

(2)	a good faith estimate of the expected Pension Liability (the “Estimated Pension Liability”); and

(3)	an estimate of the Purchase Price at Closing.

Section 2.7	Preparation of Closing Statement.
Within ninety (90) days following the Closing Date (or such other date as is mutually agreed to by the Seller and the Purchaser in writing), the Purchaser will prepare and deliver to the Seller a draft Adjustment Statement (the “Draft Closing Statement”) setting out:

(1)
the Working Capital as at the Closing Time, and itemizing the balance of each component of Working Capital, the whole in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements;

(2)
the Pension Liability, based on a report prepared by the Purchaser’s actuaries using the Required Methodology and Required Assumptions, which shall contain the data and additional information used to calculate such Pension Liability; and

(3)	the Purchase Price at Closing.
The Seller shall, upon request, provide the Purchaser and its representatives with reasonable access to all Retained Books and Records and employees necessary to permit the Purchaser to prepare the Draft Closing Statement.

Section 2.8	Settlement of Objections.

(1)
The Seller will have a period of forty-five (45) days to review the Draft Closing Statement following receipt of it. The Seller must notify the Purchaser in writing if the Seller has any objections to the Draft Closing Statement within such forty-five (45) day period. The notice of objection must contain a statement of the Seller’s objections and each amount in dispute. If the Seller’s objection relates to the calculation of the Pension Liability, the Seller shall provide to the Purchaser an actuarial report prepared by Seller’s actuaries using the Required Methodology and Required Assumptions, which shall contain the data and additional information used to calculate such Pension Liability. The Purchaser shall, upon request, provide the Seller and its representatives with reasonable access to all Assigned Books and Records and employees necessary or desirable (in the Parties’ opinion, acting reasonably) to permit the Seller to verify the accuracy, presentation and other matters relating to the preparation of the Draft Closing Statement.

(2)
If the Seller sends a notice of objection of the Draft Closing Statement within the forty-five (45) day period set forth in Section 2.8(1), the Seller and the Purchaser will work expeditiously and in good faith in an attempt to resolve such objections within a further period of twenty (20) Business Days following the date of notification by the Seller to the Purchaser of such objection. Failing resolution of any objection to the Draft Closing Statement raised by the Seller, the objections will be submitted for determination to an independent firm of chartered accountants (the “Third Party Auditors”) mutually agreed to by the Seller and the Purchaser (and, failing such agreement between the Seller and the Purchaser within a further period of five (5) Business Days, such independent firm of chartered accountants shall be PwC, or if such firm is unable to act or is not independent to all Parties at such time, Ernst & Young. Notwithstanding the foregoing, if the objection relates to the calculation of the Pension Liability, such objection shall be submitted for determination to an independent firm of actuaries (the “Third Party Actuaries”) jointly appointed by the Seller and the Purchaser (and, failing such agreement between the Seller and the Purchaser within the period of five (5) Business Days indicated above, such independent firm of actuaries shall be Mercer). The determination of the Third Party Auditors and/or Third Party Actuaries, as applicable, shall be final and binding upon the Seller and the Purchaser and will not be subject to appeal. The Seller and the Purchaser shall use commercially reasonable efforts to cause the Third Party Auditors and/or Third Party Actuaries, as applicable, to make their determination within thirty (30) days of their engagement. While the Third Party Auditors and/or Third Party Actuaries, as applicable are performing their engagement, the Parties shall not communicate with the Third Party Auditors and/or Third Party Actuaries, as applicable, on the subject matter of their work relating to this Agreement, except by joint conference call, joint meeting or letter with copy simultaneously delivered to the other Parties. The Third Party Auditors and/or Third Party Actuaries, as applicable, shall allow each Party to present their respective positions regarding the Draft Closing Statement, and each Party will have the right to present additional documents, materials and other information, and make an oral presentation to the Third Party Auditors and/or Third Party Actuaries, as applicable, regarding the objections. The Third Party Auditors and/or Third Party Actuaries, as applicable, shall consider such additional documents, materials and other information and such oral presentations. Any such other documents, materials or other information will be copied to each Party and each Party will be entitled to attend any such oral presentation, and to reply thereto. The Third Party Auditors and/or Third Party Actuaries, as applicable, will be acting as experts not as arbitrators.

(3)
If the Seller does not notify the Purchaser of any objection within the forty-five (45) day period set forth in Section 2.8(1), the Seller will be deemed to have accepted and approved the Draft Closing Statement and such Draft Closing Statement will be final, conclusive and binding upon the Seller and the Purchaser, and will not be subject to appeal. The Draft Closing Statement will become the “Final Closing Statement” on the next Business Day following the earlier of (1) the end of such forty-five (45) period and (1) the date on which the Seller notifies the Purchaser, in writing, that the Seller has no objection to the Draft Closing Statement.

(4)
If the Seller sends a notice of objection within the forty-five (45) day period set forth in Section 2.8(1), the Purchaser will revise the Draft Closing Statement to reflect the final resolution or final determination of such objections under Section 2.8(2) within two (2) Business Days following such final resolution or determination. Such revised Draft Closing Statement will be final, conclusive and binding upon the Seller and the Purchaser, and will not be subject to appeal. The Draft Closing Statement will become the “Final Closing Statement” on the next Business Day following revision of the Draft Closing Statement under this Section 2.8(4).

(5)
The Seller and the Purchaser will each bear their own fees and expenses in preparing or reviewing, as the case may be, the Draft Closing Statement and the Final Closing Statement. In the case of objections and the retention of the Third Party Auditors and/or Third Party Actuaries, as applicable, as provided in Section 2.8(2), the costs and expenses of such firm of chartered accountants and/or actuaries shall be equally borne and shared by both the Seller and the Purchaser.

(6)
The Seller and the Purchaser agree that the procedure set forth in this Section 2.8 for resolving objections with respect to the Draft Closing Statement is the sole and exclusive method of resolving such objections. This Section 2.8(6) will not prohibit the Seller or the Purchaser from initiating litigation to compel specific performance of this Section 2.8 or to enforce the determination of the Third Party Auditors and/or Third Party Actuaries, as applicable.

Section 2.9	Payment of Adjustment to Purchase Price.

(1)
The aggregate consideration payable to the Seller on account of the Purchase Price shall be increased or decreased, as the case may be, if the Final Adjustment Amount is more or less than the Estimated Adjustment Amount, as follows:

(a)
if the Final Adjustment Amount is less than the Estimated Adjustment Amount, there shall be a corresponding decrease to the consideration payable to the Seller on account of the Purchase Price, on a dollar for dollar basis, the amount of such decrease will be owed by the Seller to the Purchaser and paid as hereinafter provided; or

(b)
if the Final Adjustment Amount is greater than the Estimated Adjustment Amount, there shall be a corresponding increase to the consideration payable to the Seller on account of the Purchase Price, on a dollar for dollar basis, the amount of such increase will be owed by the Purchaser to the Seller and paid as hereinafter provided.

(2)
If the net amount based on the calculations set forth in Section 2.9(1) is owed by the Seller to the Purchaser (the “Final Negative Adjustment Amount”), then within five (5) Business Days of the determination of the Final Closing Statement, the Seller will pay or cause to be paid to the Purchaser by wire transfer of immediately available funds the Final Negative Adjustment Amount for and on behalf of the Seller.

(3)
If the net amount based on the calculations set forth in Section 2.9(1) is owed by the Purchaser to the Seller (the “Final Positive Adjustment Amount”), then within five (5) Business Days of the determination of the Final Closing Statement, the Purchaser will pay to the Seller the Final Positive Adjustment Amount, plus applicable Transfer Taxes, by wire transfer of immediately available funds to the account designated by the Seller.

Section 2.10	No Effect on Other Rights.
The determination and adjustment of the consideration payable to the Seller on account of the Purchase Price in accordance with the provisions of Section 2.6, Section 2.7, Section 2.8 and Section 2.9 shall not limit or affect any other rights or causes of action either the Purchaser or the Seller, as the case may be, may have with respect to the representations, warranties, covenants and indemnities in their favour contained in this Agreement.

Section 2.11	Elections.

(1)
The Seller and the Purchaser shall execute and file, on a timely basis and using the prescribed form, a joint election under section 22 of the Tax Act, if applicable, and the corresponding provisions of any other applicable Tax Law, as to the sale of the accounts receivable of the Seller to be purchased under this Agreement, and prepare their respective Tax Returns in a manner consistent with such joint election. For purposes of such joint election, the elected amount in respect of the accounts receivable shall be consistent with the Final Allocation as determined pursuant to Section 2.4 with respect to the accounts receivable. This election, or these elections, shall be made within the time prescribed for such elections.

(2)
The Purchaser and Seller shall, if applicable, jointly execute and file an election under subsection 20(24) of the Tax Act in the manner required by subsection 20(25) of the Tax Act and under the corresponding provisions of any other applicable Tax Law, in the prescribed forms and within the time period permitted under the Tax Act and under any other applicable Tax Law, as to such amount paid by the Seller to the Purchaser for assuming future obligations. In this regard, the Purchaser and the Seller acknowledge that a portion of the Purchased Assets transferred by the Seller pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Tax Act and the corresponding provisions of any other applicable Tax Law, and consistent with the Final Allocation, is being transferred by Seller as a payment for the assumption of such future obligations by the Purchaser.

Section 2.12	Property Taxes.
All property taxes (and related standard adjustments such as for public utilities) imposed on or with respect to the Owned Real Property for the tax year that includes the Closing Date will be prorated between the Seller and the Purchaser as of the Closing Date. The Seller will be liable for the portion of such taxes (and related standard adjustments) based on the number of days in the year occurring prior to the Closing Date, and the Purchaser will be liable for the portion of such taxes (and related standard adjustments) based on the number of days in the year occurring on and after the Closing Date. For any year in which an apportionment is required, the Purchaser will, if required file all required Tax Returns incident to these taxes assessed for the year in which the Closing Date occurs that are not paid by the Seller as of the Closing Date.

Section 2.13	Assumption of Obligations and Liabilities.
The Purchaser shall, from and after the Closing Date, pay, satisfy, discharge, assume, perform and fulfill in a timely manner only the following obligations and liabilities of the Seller relating to the Business and the Purchased Assets (collectively, the “Assumed Obligations”):

(a)
obligations or liabilities of the Seller under (i) the Contracts (other than Excluded Contracts); (ii) the Assigned Permits; and (iii) the Business Intellectual Property, in each case in respect of the period commencing at the Closing Time and not related to any matter, circumstance or default existing at, prior to or as a consequence of Closing;

(b)
obligations or liabilities on account of trade accounts payable incurred in the Ordinary Course of Business before the Closing Time, but only to the extent that such trade accounts payable are included in the Working Capital at the Closing Time and reflected in the Final Closing Statement;

(c)	obligations or liabilities respecting Employees which are specifically assumed by the Purchaser pursuant to Section 10.1;

(d)	obligations or liabilities under the Assumed Plans specifically assumed by the Purchaser pursuant to Section 10.2;

(e)
all Environmental Liabilities in connection with the condition or quality of the Purchased Assets, but excluding any fines, penalties or sanctions which may be imposed on the Purchaser for violations to any Environmental Laws by the Seller which occurred prior to Closing; and

(f)	any Liability that the Purchaser has specifically agreed to assume in writing and which is reflected in the Working Capital at the Closing Time.

Section 2.14	Non‑Assignable Contracts.

(1)
The Seller will use reasonable efforts (other than the payment of money or assumption of obligations) to obtain any third party consents or waivers necessary to permit the assignment to, and assumption by, the Purchaser of all the Contracts to be assigned to and assumed by the Purchaser pursuant to this Agreement.

(2)
Nothing in this Agreement will constitute an agreement to assign or an attempted assignment of any Contract for which any requisite consent or waiver to the assignment thereof has not been obtained. To the extent permitted by applicable Law, if any requisite consent has not been obtained on or prior to the Closing and the Purchaser has waived the condition precedent to Closing set forth in Section 6.1(e) (if applicable), the applicable Contract will be held by the Seller as agent for the benefit of the Purchaser and the Purchaser will perform the obligations of the Seller thereunder and be entitled to receive all money becoming due and payable under and other benefits derived from the Contract immediately after receipt by the Seller, without set-off or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any other right or alleged right to indemnification hereunder. The Purchaser shall be responsible for and shall pay, satisfy, discharge, assume, perform and fulfill in a timely manner any and all liabilities and obligations arising after the Closing in connection with any such Contract. The holding as agent by the Seller of any such Contract shall not create a relationship of association, partnership or joint venture between the Seller and the Purchaser.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Seller.
The Seller hereby represents and warrants as follows to the Purchaser and acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with the purchase of the Purchased Assets:

(a)
Organization. The Seller is a corporate entity or partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, incorporation, continuation or organization and has full power and authority to enter into, and to perform its obligations under this Agreement.

(b)
Authorization and Enforceability of Seller’s Obligations. The Seller has the requisite power and authority to execute and deliver this Agreement and all other instruments and agreements to be executed by it as contemplated herein and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action, as applicable, on the part of the Seller, and no other corporate or other proceedings on the part of the Seller or its securityholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought. To the knowledge of the Seller, no act or proceeding has been taken or authorized by or against the Seller by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of the Seller or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Seller and, to the knowledge of the Seller, no such proceedings have been threatened by any other Person.

(c)
No Violation. The execution and delivery by the Seller of this Agreement do not, and the performance by the Seller of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, cancellation or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of, any of the Purchased Assets pursuant to (i) any Laws or Order, (ii) any provision of the articles, by‑laws or other charter documents of the Seller, or (iii) any Material Contract to which the Seller is a party. The execution and delivery by the Seller of this Agreement do not, and the performance by the Seller of this Agreement will not, result in the creation of any Lien upon any of the Purchased Assets (excluding any Permitted Liens).

(d)
Qualification to do Business. The Seller is registered, licensed or otherwise qualified to do business under the laws of the jurisdictions specified in Section 3.1(d) of the Disclosure Letter. The Seller has all necessary corporate power, authority, and capacity to carry on the Business and to own or lease and operate the Purchased Assets as now carried on and owned or leased and operated.

(e)
Financial Statements. Copies of the Financial Statements have been made available to the Purchaser prior to the date hereof. The Financial Statements (i) have been prepared in accordance with the Seller’s or its Affiliates’, as applicable, accounting policies and practices applied on a consistent basis during the respective periods and dates set forth therein unless otherwise disclosed therein and (ii) subject to the required adjustments, form the basis of the consolidated financial statements of Rayonier Advanced Materials Inc. for the respective periods and dates set forth in such consolidated financial statements. The balance sheets contained in the Financial Statements fairly present the financial position of the Business as of their respective dates and the statements of earnings contained in the Financial Statements fairly present the revenues and results of operations of the Business for the periods indicated. The Financial Statements are accurate and complete in all material respects and are based upon, and are consistent with, the Books and Records. No material adjustments to the Financial Statements would be required for such consolidated financial statements to present fairly, in all material respects, the financial position of the Business as at the dates set forth therein and the results of its operations for the respective periods and dates set forth therein in accordance with GAAP.

(f)
Books and Records. The Seller has made available to the Purchaser all Books and Records. The Books and Records have been fully, properly and accurately kept, and are complete in all material respects. All Books and Records are in the full possession and exclusive control of, and are owned exclusively by, the Seller and, except for the Books and Records that are housed on systems licensed by third parties, are not dependent upon any computerized or other system, program or device that is not exclusively owned and controlled by the Seller. Section 3.1(f) of the Disclosure Letter sets out the third party systems on which the Assigned Books and Records are housed.

(g)	Title to and Sufficiency of Purchased Assets.

(i)
Except as disclosed in Section 3.1(g)(i) of the Disclosure Letter, the Seller has good and marketable legal and beneficial title to all of the Purchased Assets (other than the Owned Real Property with respect to which specific representations and warranties are made by the Seller in Section 3.1(y)), free and clear of any and all Liens, except for Permitted Liens.

(ii)
The Purchased Assets together with any assets that the Purchaser is permitted to use under the Transition Services Agreement constitute all of the property and assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business in substantially the same manner as conducted as of the date hereof and during the year ended on the date of the most recent annual Financial Statements. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Seller of the Business or any part thereof or of any of the Purchased Assets other than the purchase of Inventories in the Ordinary Course of Business.

(iii)	Section 3.1(g)(iii) of the Disclosure Letter sets out a complete and accurate list of all locations where the Purchased Assets are situated.

(h)	Tax Matters.

(i)	The Purchased Assets are not subject to any Liens for Taxes of the Seller, other than Permitted Liens.

(ii)	Each entity comprising the Seller is either (i) a resident of Canada for purposes of the Tax Act, or (ii) if a partnership, a “Canadian partnership” for purposes of the Tax Act.

(iii)
Rayonier GP is registered for GST purposes under Part IX of the Excise Tax Act (Canada) with registration number 81671 8357 RT0001 and for QST purposes under Chapter VIII of Title I of the Act respecting Québec sales tax with registration number 1213978621 TQ0001.

(iv)
RCC is registered for GST purposes under Part IX of the Excise Tax Act (Canada) with registration number 12294 7146 RT0001 and for QST purposes under Chapter VIII of Title I of the Act respecting Québec sales tax with registration number 1009537232 TQ0001.

(v)
RCE is registered for GST purposes under Part IX of the Excise Tax Act (Canada) with registration number 13228 3037 RT0001 and for QST purposes under Chapter VIII of Title I of the Act respecting Québec sales tax with registration number 1015769463 TQ0001.

(vi)
The Seller has withheld from each payment made to any Person, including any of its present or former employees or any Persons who are or are deemed to be non-residents of Canada for purposes of the Tax Act, all amounts required by applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Entity. The Seller has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees to the proper Governmental Entity within the time required under applicable Law. The Seller has charged, collected and remitted on a timely basis all Taxes as required under applicable Law on any sale, supply or delivery whatsoever, made by the Seller.

(i)
Absence of Certain Changes or Events. Except as disclosed in Section 3.1(i) of the Disclosure Letter, since December 31, 2018, (A) there has been no Material Adverse Effect and no event has occurred nor do any circumstances exist which could result in a Material Adverse Effect and (B) the Seller has carried on the Business in the Ordinary Course of Business and, in particular, but without limitation, has not:

(i)	mortgaged, hypothecated, pledged, granted a security interest in or otherwise created a Lien on any of the Purchased Assets, other than Permitted Liens;

(ii)	entered into any Contract or any other transaction that was not in the Ordinary Course of Business;

(iii)	revalued or disposed of any of the Purchased Assets except for sales of Inventory in the Ordinary Course of Business;

(iv)
entered into or became bound by, terminated, cancelled, modified, renewed or otherwise amended in any material respect or received notice or a request for termination, cancellation, modification, renewal or other amendment of any Material Contract or taken or failed to take any action that would entitle any party to a Material Contract to terminate, modify, cancel, renew or otherwise amend any Material Contract;

(v)	incurred any material damage, destruction or loss with respect to any of the Purchased Assets (whether or not insured);

(vi)
in respect of the Business, made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the Ordinary Course of Business, except in accordance with a Contract disclosed to the Purchaser before the date hereof;

(vii)	made any changes in its accounting principles, policies, practices or methods;

(viii)	entered into any Contract or commitment to hire, or terminated the services of, any officer or senior management Employee with responsibilities for matters related to the Business; or

(ix)	agreed, committed or entered into any understanding to take any actions enumerated in paragraphs (i) to (viii) of this Section 3.1(i).

(j)
Litigation; Orders. Except as disclosed in Section 3.1(j) of the Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of the Seller, threatened against or affecting the Business or any of the Purchased Assets or title thereto. There is no Order outstanding against or affecting the Seller, the Business or any of the Purchased Assets. There are no internal investigations or inquiries being conducted by the Seller or an Affiliate of the Seller or any third party at the request of the Seller or of an Affiliate of the Seller concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues affecting or relevant to the Business or the Purchased Assets.

(k)
Regulatory Approvals. Except as set forth in Part A of Section 3.1(k) of the Disclosure Letter and for any Regulatory Approval legally required of the Purchaser (and that would not have been generally required of another Person), there are no other Regulatory Approvals required. Except as set forth in Part B of Section 3.1(k) of the Disclosure Letter and except as may be required pursuant to Contracts, no Consent is required to implement the transactions set forth in this Agreement.

(l)
Permits. The Permits listed in Section 3.1(l) of the Disclosure Letter are the only Permits required for the operation of the Business as conducted on the Closing Date. All the Permits listed in Section 3.1(l) of the Disclosure Letter are valid and are in full force and effect. Except as disclosed in subsections (i) and (ii) of Part A of Section 3.1(n) of the Disclosure Letter, the Seller is not in violation of any material term or provision or requirement of any Permit, and no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Permit. All Assigned Permits are listed in Section 2.1(j) of the Disclosure Letter.

(m)
Compliance with Laws. The Seller has been and is conducting the Business in compliance with all Laws (excluding Environmental Laws and those Laws covered by the representations and warranties in Section 3.1(cc) and Section 3.1(dd)) and Orders in all material respects. Except (A) as has been fully resolved or settled prior to the date hereof or (B) as disclosed in Section 3.1(m) of the Disclosure Letter, the Seller has not received any written notice from a Governmental Entity alleging that the Business is not in compliance with any Laws or Orders.

(n)
Environmental Matters. To the knowledge of the Seller and except as disclosed in the relevant subsection of Part A of Section 3.1(n) of the Disclosure Letter: (i) no written notice, Order, Legal Proceeding or penalty relating to Environmental Laws has been received by the Seller with respect to any alleged violation by or alleged liability of the Seller under any Environmental Laws or with respect to the Purchased Assets, the operation of the Business, any presence of Hazardous Substances in connection with the Owned Real Properties or the Leased Real Properties, and to the knowledge of the Seller, there is none threatened; (ii) the Seller, the Business and the Purchased Assets are, and the operation of the Business and the Purchased Assets by the Seller have been, in compliance with all Environmental Laws; (iii) the Seller has not used any of the Purchased Assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substances, except in compliance with all Environmental Laws; and (iv) there is and there has been, no Release of Hazardous Substances by the Seller, which could reasonably be expected to form the basis of an Environmental Liability. The Seller has made available to the Purchaser (a) all material environmental assessments, audits, investigations, reports, and other material environmental documents (excluding legal opinions prepared by Seller’s outside counsel) prepared by or on behalf of the Business that are in the possession or control of the Seller, a complete and accurate list of which is set forth in Part B of Section 3.1(n) of the Disclosure Letter, and (b) any current environmental Permits relating to the Purchased Assets and the operation of the Business. To the knowledge of the Seller, there is no reason which could reasonably be expected to result in the Ministry of Environment and Climate Change refusing or requesting amendments to the application filed by the Seller with such ministry on September 25, 2015 (as subsequently amended) to obtain a certificate of authorization to increase the authorized production capacity of the Matane site to 300,000 tons/year or imposing material conditions on the issuance of said authorization.

(o)
First Nations. Except as disclosed in Section 3.1(o) of the Disclosure Letter: (i) the Seller has not received written notice that the Business or Purchased Assets are subject to any, and to the knowledge of the Seller, there are no, material current or pending unresolved First Nations’ Claims; (ii) the Seller has not entered into any written or oral arrangements or agreements with any First Nation to provide benefits, pecuniary or otherwise, with respect to the Business and the Purchased Assets; and (iii) the Seller has not offered to any First Nation any benefits with respect to the Business or the Purchased Assets, or engaged in discussions, negotiations or similar communications with any First Nation regarding the foregoing. To the knowledge of the Seller, no consultations or discussions occurred or where carried out between a Governmental Entity and a First Nation in connection with any Timber Supply Guarantee granted to the Seller.

(p)	Employee Benefits.

(i)
Section 3.1(p)(i) of the Disclosure Letter contains a true and complete list of each material Benefit Plan. The Seller has made available to the Purchaser copies of (i) each material Benefit Plan (or, with respect to any unwritten material Benefit Plan, a written description thereof), and (ii)  the most recent summary plan description, if any, required under applicable Laws with respect to such Benefit Plan. With respect to each Assumed Plan, and to the extent applicable, the Seller has made available to the Purchaser copies of (i) the most recent annual report on file and all schedules thereto filed with respect to such Benefit Plan, (ii) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Benefit Plan, (iii) the most recent actuarial report, financial statement or valuation report, and (iv) all material correspondence to or from any Governmental Entity relating to such Benefit Plan.

(ii)
Each Assumed Plan has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, the terms of such Assumed Plan and all applicable Collective Bargaining Agreements. Except as duly registered under the Supplemental Pension Plans Act (Québec) or the pension standards legislation of another applicable Canadian jurisdiction or the Tax Act, none of the Assumed Plans enjoys any special tax status under applicable Law. No advance tax rulings or interpretations have been sought, issued or received in respect of any Assumed Plan. To the knowledge of the Seller, no fact or circumstance exists that could adversely affect the tax-preferred or tax-exempt status of any Assumed Plan.

(iii)
Section 3.1(p)(iii) of the Disclosure Letter identifies each Benefit Plan that is a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act (collectively the “Pension Plans”). Except as disclosed in Section 3.1(p)(iii) of the Disclosure Letter, no Pension Plan contains or has ever contained a “defined benefit provision” as that term is defined in subsection 147.1(1) of the Tax Act.

(iv)
Except as required under any applicable Collective Bargaining Agreement or applicable Law, no amendments or improvements to any Benefit Plan have been promised by the Seller and no future amendments or improvements to any Benefit Plan will be made or promised by the Seller prior to Closing.

(v)
Other than as contemplated by this Agreement, no changes have occurred or are expected to occur in respect of to the Benefit Plans which would affect any of the Financial Statements or, if applicable, the most recent actuarial report for any Assumed Plan (regardless of whether the actuarial report has been filed with a Governmental Entity).

(vi)
All data necessary to administer each Assumed Plan is in the possession of the Seller or its agents and is in a form which is sufficient for the proper administration of the Assumed Plan in accordance with its terms and all applicable Laws and to the knowledge of the Seller, such data is true and correct.

(vii)
No conditions have been imposed by any Governmental Entity or other Person and no undertakings or commitments have been given by the Seller to any Employee, union, Governmental Entity or other Person concerning the use or application of assets relating to any Assumed Plan or any related funding medium.

(viii)
Except as set out in Section 3.1(p)(viii) of the Disclosure Letter, there are no Legal Proceedings (except routine claims for benefits payable under the Assumed Plans) pending or, to the knowledge of the Seller, threatened, in relation to any Assumed Plan.

(ix)	None of the Assumed Plans is a multi-employer pension plan or a multi-employer benefit plan.

(x)
No Benefit Plan provides health insurance, life insurance or death benefits to current or former Employees of the Seller beyond their retirement or other termination of service, or to or in respect of the beneficiaries of such Employees and former Employees, other than as disclosed in Section 3.1(p)(x) of the Disclosure Letter.

(xi)
All material contributions or premiums required to be made by the Seller under the terms of each Assumed Plan, any Collective Bargaining Agreement or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of such Assumed Plan and any applicable Collective Bargaining Agreement. All liabilities of the Seller (whether accrued, absolute, contingent or otherwise) related to all Assumed Plans have been fully and accurately disclosed in the Financial Statements.

(xii)	To the knowledge of the Seller, no event has occurred respecting any Assumed Plan which would entitle any Person to cause the wind-up or termination of such Assumed Plan in whole or in part.

(xiii)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer, director or independent contractor of the Seller to any payment or benefit (or result in the funding of any such payment or benefit) under any Assumed Plan; or (ii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Assumed Plan.

(xiv)
To the knowledge of Seller and except as permitted under the Assumed Plans, their applicable funding agreements and applicable Law, there has been no withdrawal of assets or any other amount from any of the Assumed Plans other than proper payments of benefits to eligible beneficiaries, refunds of contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Assumed Plans.

(q)	Labor and Employee Matters.

(i)
Section 3.1(q)(i) of the Disclosure Letter sets forth a true and complete list of each labor agreement, collective bargaining agreement, work rule or letter of agreement with any labor union, labor organization, works council, employee association, group of employees or employee and relating to the Business (each, a “Collective Bargaining Agreement”). Copies of all Collective Bargaining Agreements have been made available to the Purchaser.

(ii)
Except as set out in Section 3.1(q)(ii) of the Disclosure Letter, with respect to the Business: (i) there are no applications for certification or, to the knowledge of the Seller, threatened or apparent union‑organizing campaigns for employees not covered under a Collective Bargaining Agreement; (ii) there are no current or, to the knowledge of the Seller, threatened strikes, slowdowns, stoppages, walkouts, lockouts or other labour‑related disputes; (iii) there are no complaints of unfair labour practice, charges, grievances, arbitration, proceedings or appeals of such matters (other than routine individual grievances); and (iv) there are no successor or related employer applications.

(iii)
The Seller is in material compliance with all applicable Laws with respect to labour and employment standards, employment practices, terms and conditions of employment, wages and hours, vacation, overtime, labour relations, collective bargaining, unfair labour practices, language, human rights, privacy, immigration, employment, pay equity, occupational health and safety, (b)and workers’ compensation.

(r)	Employees.

(i)	The Seller does not have any written employment contracts relating to the Business with any Person whomsoever, except as disclosed in Section 3.1(r)(i) of the Disclosure Letter.

(ii)	Section 3.1(r)(ii) of the Disclosure Letter sets out (redacted to comply with Privacy Laws, as needed):

(A)	the names of all Employees;

(B)	their position or title;

(C)	their status (such as full time, part time, temporary, casual, seasonal, co‑op student);

(D)	their total annual remuneration, including a breakdown of salary and bonus, profit sharing plan, short-term incentive plan or other incentive compensation, if any;

(E)	whether the Employee is a member of a collective bargaining union or agency;

(F)
their total length of employment including any prior employment that would affect calculation of years of service for any purpose, including statutory entitlements, contractual entitlements (express or implied) benefit entitlement and/or pension entitlement;

(G)	whether any Employees are on any approved or statutory leave of absence and, if so, the reason for such absence and the expected date of return; and

(H)	their current location.

(iii)
The Seller (i) has not paid nor will it be required to pay any retention, bonus, fee, termination, change-in-control, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable in the Ordinary Course of Business in accordance with current compensation levels and practices as set out in Section 3.1(r)(ii) of the Disclosure Letter), (ii) has not forgiven nor will it be required to forgive any indebtedness of any Person, or (iii) has not increased nor will it be required to increase any benefits otherwise payable as a result of the transaction contemplated by this Agreement.

(iv)
Except as disclosed in Section 3.1(r)(ii) of the Disclosure Letter, the Seller is not a party to any application, complaint or other Legal Proceeding under any applicable Law relating to Employees or former employees nor is the Seller aware of nor is there any factual or legal basis on which any such Legal Proceeding might be commenced.

(v)
All current assessments under the Act Respecting Industrial Accidents and Occupational Diseases (Québec) that relate to the Seller have been paid or accrued, and the Seller has not been subject to any specialty or penalty assessment under such legislation which has not been paid. The Seller has complied in all material respects with any Orders issued under occupational health and safety laws.

(s)	Intellectual Property.

(i)
Except as would not be material to the Business, the Seller has good title to, or with respect to items not owned by the Seller, sufficient rights to use all Intellectual Property Rights that is used by the Seller in the conduct of the Business (collectively, the “Business Intellectual Property”). Other than commercially available off-the-shelf software, the Business Intellectual Property constitutes all of the Intellectual Property Rights that are used, held for use in, related to or reasonably necessary for the current operation of the Business.

(ii)
Section 3.1(s)(ii) of the Disclosure Letter sets forth a complete and accurate list of all registrations and applications for registration of all Owned Intellectual Property (collectively, the “Registered IP”). All such Registered IP is currently in compliance with applicable Law (including payment of filing, examination and maintenance fees and proofs of use), is not subject to any unpaid maintenance or renewal fees or taxes or actions falling due within ninety (90) days after the Closing Date. All appropriate applications, documents, recordations, and certificates in connection with the Registered IP have been filed with the relevant patent, copyright, trademark or other authorities for the purposes of maintaining or prosecuting the Registered IP. There are no pending or, to the knowledge of the Seller, threatened, interferences, re-examinations, office actions, oppositions, cancellation proceedings, or any equivalent proceedings involving any patents or trademarks included in the Registered IP. Other than as set out in Section 3.1(s)(ii) of the Disclosure Letter, there have been no patents or trademarks related to the Business that have expired, lapsed or been abandoned or deemed withdrawn according to the applicable patent or trademark offices.

(iii)	The Seller has taken all reasonable steps to protect its rights in confidential information and trade secrets associated with or related to the Business Intellectual Property.

(iv)
To the knowledge of the Seller, the conduct of the Business has not and does not (A) infringe or misappropriate the Intellectual Property Rights of any other Person or (B) constitute a misuse or misappropriation of any Intellectual Property Rights of any Person. The Seller has not received written notice from any Person claiming any of the above or challenging the ownership, validity, enforceability or effectiveness of any Business Intellectual Property.

(v)	The consummation of the transactions contemplated hereby will not impair any rights of the Seller, to or under any Business Intellectual Property.

(t)	Privacy and Data Security.
The Seller has complied in all material respects with all Privacy Laws in connection with the Seller’s collection, use and disclosure of Personal Information.

(u)	Material Contracts.

(i)
Section 3.1(u) of the Disclosure Letter contains a complete and accurate list of all Material Contracts. The Seller has delivered to the Purchaser complete copies of each Material Contract (or a summary of the material terms of any oral Material Contract). For purposes of this Agreement, “Material Contract” means each Contract that:

(A)
involves or would reasonably be expected to involve aggregate payments by or to the Seller in excess of [**] per year, except for (A) sales orders and purchase orders for products and raw materials to operate the Business entered into in the Ordinary Course of Business, and (B) any Contract which is terminable on ninety (90) days or less notice without payment or continuing obligation;

(B)	provides for or otherwise relates to joint venture, partnership, strategic alliance or similar arrangements;

(C)
constitutes or provides for indentures, incurrence of any Liens, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of the Seller for the borrowing of money or commitments for the borrowing or the lending by the Seller with an outstanding payable amount or available commitment, as applicable, in excess of [**];

(D)	provides for reserve production capacity or a call or option in production;

(E)	provides for the guarantee of obligations of any Person;

(F)	is a Contract with respect to Business Intellectual Property (other than the license of commercially available software) that is material to the Business;

(G)
requires the Seller to make any advance, extension of credit or capital contribution to, or other investment in, any Person, other than Contracts providing for short‑term extensions of credit to customers in the Ordinary Course of Business;

(H)
has been entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated and relating to the purchase or acquisition of a business or operating assets to be used in the conduct of the Business by the Seller for an aggregate consideration of more than [**];

(I)
has been entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated and relating to the sale, transfer or other disposition of a business or operating assets or real, immovable, movable or personal property used in the conduct of the Business by the Seller for an aggregate consideration of more than [**];

(J)	is a financial risk management Contract, such as a currency, commodity, interest or equity related hedge or derivative Contract;

(K)	materially impacts the Seller’s rights relating to Tenures;

(L)	is a Contract that if terminated or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on the Business;

(M)
is a Contract with any Employee who is a senior manager or any Person who is receiving remuneration of at least [**] for work or services provided to the Seller or the Business who is not an Employee as of the date of this Agreement, which expressly stipulates for termination or severance entitlements in respect of the termination of such employment or working relationship other than for entitlements to notice or pay in lieu of notice provided by applicable Laws;

(N)
is a Contract with any Employee or any Person who is receiving remuneration for work or services provided to the Seller or the Business who is not an Employee as of the date of this Agreement, which provides for entitlements arising on or as a result of a change of control or sale of business;

(O)	is a Contract to which a First Nation is a party;

(P)	grants any Person a right of first or last refusal, first offer or first negotiation;

(Q)
grants the counterparty or any Person “most favoured nation” status, price matching rights, any rebate, credit or other analogous benefit (whether upon the satisfaction or milestones or otherwise), or any other price protection or material discount rights;

(R)
is a Contract in connection with the acquisition of property, business or securities not in the Ordinary Course of Business, and which contains obligations of any party thereto which remain outstanding;

(S)	contains minimum purchase commitments or requirements in excess of [**] per year;

(T)
limits or restricts in any material respect (i) the ability of any of the Seller or the Business to compete or engage in any line of business or carry on business in any geographic area, to set the material terms of its Contracts with any other Person or to solicit Persons for any purpose, or (ii) the scope of Persons to whom any of the Seller or the Business may sell products or services or from whom any of Seller or the Business may purchase products or services;

(U)	is a Contract for capital expenditures involving payments in the aggregate in excess of [**] per year; and

(V)	is a Contract with a Governmental Entity, including any Contract relating to grants or other forms of assistance received for the Business from any Governmental Entity; or

(W)	is a Contract with a Person with whom the Seller is not dealing at arm’s length (within the meaning of the Tax Act);

(ii)
Each Material Contract is valid and binding on the Seller and, to the knowledge of the Seller, each other party thereto, and in full force and effect. Except as disclosed in Section 3.1(u) of the Disclosure Letter, there are no ongoing contractual negotiations that if they were completed would result in a Material Contract. The Seller is not in material breach or default under any Material Contract, nor does the Seller have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of the Seller, there is no material breach or default under, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a breach or default by any other party thereto. Each Material Contract is in full force and effect, unamended by written or oral agreement, and the Seller is entitled to the full benefit and advantage of each Contract to which it is a party in accordance with its terms. The Seller has not received any written or, to the knowledge of the Seller, other notice that any party to a Material Contract intends to cancel, terminate or otherwise modify such Material Contract, or otherwise terminate its relationship with the Seller, and, to the knowledge of the Seller, no such action has been threatened. Except as disclosed in Section 3.1(u) of the Disclosure Letter, no Consent is required nor is any notice required to be given under any Material Contract by any party thereto or any other Person in order to allow the Purchaser to acquire all rights of the Seller or the Business under such Material Contract. Except as disclosed in Section 3.1(u) of the Disclosure Letter, the completion of the transactions contemplated by this Agreement will not afford any party to any of the Material Contracts or any other Person the right to terminate any Material Contract nor will the completion of such transactions result in any additional or more onerous obligation on the Purchaser under any Contract.

(iii)
The commitments and other obligations of the Seller to supply wood pulp under all Contracts, do not exceed, in the aggregate, [**] tons of wood pulp in any calendar year from [**], unless such Contract may be terminated without any penalty or liability to the Purchaser upon three months notice and there exist no provision in any Contract that, with the passage of time or the giving of notice or both, would result in the Seller being committed or otherwise bound to supply more than [**] tons of wood pulp in any calendar year from [**], in the aggregate, under all Contracts unless such Contract may be terminated without any penalty or liability to the Purchaser upon three months notice.

(v)
Non-Exclusive Contracts. Section 3.1(v) of the Disclosure Letter contains (a) a complete and accurate list of all Non-Exclusive Contracts that would have qualified as “Material Contracts” had they been related exclusively to the Purchased Assets or the Business and (b) a summary of the following terms of such Non-Exclusive Contract, if applicable: the counterpart to the agreement, the remaining term of the agreement, the volume and specifications of the products purchased by Seller for the Business under the agreement, the number of facilities covered by the agreement (including the Business) and how is the product purchased transported to Matane.

(w)
Inventories. The Inventories consist of items that are current and of good and merchantable quality and not subject to any write-down or write-off. The portion of the Inventories consisting of finished products is saleable in the Ordinary Course of Business at normal prices. The portion of the Inventories consisting of raw materials and work-in-progress is of a quality useable in the production of finished products in accordance with the operation of the Business in the Ordinary Course of Business. Current Inventory levels are consistent with the level of Inventories that has been maintained in the operation of the Business prior to the date hereof in accordance with the operation of the Business in the Ordinary Course of Business.

(x)
Personal Property. Section 3.1(x) of the Disclosure Letter reproduces the list of Personal Property maintained by Seller. All material assets identified on the list included in Section 3.1(x) of the Disclosure Letter are located as disclosed in Section 3.1(g)(iii) of the Disclosure Letter. No Personal Property is in the possession of a third party or is on consignment. The Personal Property required for the operation of the Business in the Ordinary Course of Business is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it is being used.

(y)	Real Property.

(i)
RCE or RCC, as applicable, is the sole registered and beneficial owner of the real or immovable property set forth next to their respective names in Section 3.1(y)(i)(A) of the Disclosure Letter (such owned property collectively, the “Owned Real Property”). The Seller has good marketable and valid title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.1(y)(i)(B), of the Disclosure Letter the Seller is not using any other real or immovable property in connection with the Business.

(ii)
The rights, title and interests in each lease, sublease and other agreement under which the Seller uses or occupies or has the right to use or occupy the real or immovable property used in connection with the Business are set forth in Section 3.1(y)(ii) of the Disclosure Letter (such property subject to a lease, sublease or other agreement, the “Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Real Property Leases”). Copies of all the Real Property Leases in the possession of he Seller have been made available to the Purchaser. The Real Property Leases are valid and binding on the Seller and, to the knowledge of the Seller, each other party thereto, and in full force and effect. The Seller is not in material breach or default under any Real Property Lease, nor does the Seller have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of the Seller, there is no material breach or default under, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a breach or default by any other party thereto.

(iii)	The Seller has not received written notice of any pending or, to the knowledge of the Seller, threatened expropriation proceedings relating to the Owned Real Property or any part thereof.

(iv)
No written notice has been received by the Seller which remains outstanding from any Governmental Entity advising of any defects in the construction of any building on the Owned Real Property or any installations therein, or relating to any work order, deficiency or non-compliance with any building restrictions, zoning by-laws, fire codes, other regulations or applicable laws (excluding Environmental Laws) in respect of the Owned Real Property.

(v)
To the knowledge of the Seller, there is no Legal Proceeding against the Seller affecting the Owned Real Property and there is not presently outstanding against the Seller in connection with the Owned Real Property any Order which adversely affects the Owned Real Property.

(vi)
There are no leases, subleases, licenses, rights or other agreements affecting the Owned Real Property or the Leased Real Property. The Seller is currently not subleasing, licensing or otherwise granting any person the right to use or occupy any portion of an Owned Real Property or a Leased Real Property. There are no outstanding options or rights of first refusal in favour of any other party to purchase any Owned Real Property or any portion thereof or interest therein.

(vii)
Except as set forth in Section 3.1(y)(vii) of the Disclosure Letter, the Purchased Assets do not encroach any adjacent lands to the Owned Real Property and the Leased Real Property, as the case might be, unless the appropriate servitudes, easements or rights-of-ways are in place in connection with such encroachments.

(z)	Tenures.

(i)
Each of the Tenures is recorded in the records of the appropriate Governmental Entity in the name of the Seller and no material rentals, stumpage, royalty or scale accounts and other Taxes, assessments or costs arising under the Tenures are overdue or in dispute with any Governmental Entity.

(ii)
The Seller is not in breach of, nor has received any written notice of breach of the Tenures, any of the timber cutting rights or permits or operating or development plans issued or filed pursuant to any of the Tenures, other than breaches which individually or in the aggregate, would not be material to the Business.

(iii)
The Seller has not received written notice from any Governmental Entity with respect to any matter that would have the effect of reducing, impairing, suspending or terminating in a material manner any Tenures or any rights or privileges attached thereto after the date hereof, and there is none threatened.

(aa)	Sustainable Forestry Certifications and Credits. Section 3.1(aa) of the Disclosure Letter sets forth a complete list of the Sustainable Forestry Certifications and Sustainable Forestry Credits.

(bb)
Customers. Section 3.1(bb)(A) of the Disclosure Letter lists the ten (10) largest customers of the Business (or such additional customers of the Business which are sufficient to constitute then (10) per cent or more of total sales) for each of the 2016, 2017 and 2018 calendar years and the six (6)-months period ended on June 30, 2019 and the aggregate amount which each customer was invoiced during such period. To the knowledge of the Seller, no such customer intends to cease doing business with the Seller with respect to the Business or to modify or change in any material manner any existing arrangement with the Seller for the purchase of any products or services to the Business. Section 3.1(bb)(B) of the Disclosure Letter lists substantially all of the spot customers of the Business that involved payments to the Seller in excess of [**] in any year for the five (5) year period ending immediately prior to the date of this Agreement.

(cc)
Anti-Corruption. Since December 31, 2013, the Seller has been and is in compliance with all applicable anti-corruption Laws, including (i) the United States Foreign Corrupt Practices Act of 1977, as amended, (ii) the Corruption of Foreign Public Officials Act (Canada), as amended, (iii) the Criminal Code (Canada), as amended, and (iv) any other applicable anti-corruption laws of any relevant jurisdiction and (b) neither the Seller nor, to the knowledge of the Seller, any director, officer, employee or agent of the Seller has, directly or indirectly, (i) used any funds of the Seller for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment, loan or benefit of any kind to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Seller, (iii) made any unlawful payments or gifts to any governmental officials out of funds of the Seller (but excluding payments to governmental agencies in amounts legally due and owing by the Seller), (iv) established or maintained any unlawful fund of monies or other assets of the Seller, (v) made any fraudulent entry on the books or records of the Seller or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment, to obtain favorable treatment in securing business for the Seller, to obtain special concessions for the Seller or to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Seller.

(dd)
Export/Import Controls and Sanctions. Since December 31, 2013 and except as set forth in Section 3.1(dd) of the Disclosure Letter, the Seller has been and is in compliance with all applicable export/import controls and sanctions Laws, including (i) the Customs Act, (ii) the Export and Import Permits Act, (iii) the United Nations Act, (iv) the Special Economic Measures Act, (v) the Freezing Assets of Corrupt Foreign Officials Act, (vi) the Justice for Victims of Corrupt Foreign Officials Act, (vii) the Foreign Extraterritorial Measures Act, (vii) the Criminal Code (Canada), all as amended. Neither the Seller nor, to the knowledge of the Seller, any director, officer, employee or agent of the Seller has violated or operated in non-compliance with any applicable import or export Laws, applicable sanctions Laws, including without limitation any trade, economic or financial sanctions Laws.

(ee)
Insurance. All insurance policies maintained by the Seller which relate exclusively to the Business or the Purchased Assets (collectively, the “Insurance Policies”) as of the date hereof have been made available to the Purchaser. Each Insurance Policy is in full force and effect and in good standing. The Seller has not received written notice of default under any of the Insurance Policies or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or rejection of any claim with respect to any such policy.

(ff)	Investment Canada Act. The Business is not a cultural business within the meaning of the Investment Canada Act.

(gg)
Commissions. The Purchaser will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, the Seller or any of its Affiliates.

Section 3.2	Disclaimer of Other Representations and Warranties.
The representations and warranties set forth in this Article 3 are the only representations and warranties made by the Seller with respect to the Purchased Assets, the Seller, the Business or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Article 3, (1) the Seller makes no other representation or warranty (including warranty of quality) concerning (A) the Purchased Assets, the Seller, the Business or any other matter relating to the transactions contemplated by this Agreement, or (B) the probable success or profitability of the Business after the Closing, and (1) other than the indemnification obligations set forth in Article 9, none of the Seller, any of its Affiliates, or any of their respective officers, directors, employees, agents, representatives or shareholders will have, or will be subject to, any liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or any of their representatives of, or the Purchaser’s use of, any information relating to the Seller or the Business. In connection with the transactions contemplated hereby, the Purchaser has been represented by, and consulted with, legal counsel of its choice and the Purchaser and such counsel have read this Agreement and have been given time to consider this Agreement, understand this Agreement, and, after such consideration and with such understanding, the Purchaser has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 3.2 and Section 9.9.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1	Representations and Warranties of the Purchaser.
The Purchaser represents and warrants as follows to the Seller and acknowledges and confirms that the Seller is relying on such representations and warranties in connection with the sale of the Purchased Assets:

(a)
Organization. The Purchaser is a Person duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, continuation or organization and has full power and authority to enter into, and to perform its obligations under this Agreement.

(b)
Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate proceedings on the part of the Purchaser or its securityholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)	No Violation.

(i)
The execution and delivery by the Purchaser of this Agreement do not, and the performance by the Purchaser of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, cancellation or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of, any properties or assets of the Purchaser pursuant to (1) any Laws or Order, (2) any provision of the articles, by‑laws or other charter documents of the Purchaser, or (3) any material Contract to which the Purchaser is a party, except, in the case of this sub-clause (3), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

(ii)
Except for Regulatory Approvals that are legally required of the Purchaser (and would not have been generally required of another Person) and as set forth in Section 4.1(c)(ii) of the Disclosure Letter, the Purchaser is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Purchaser in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)
Financing. The Purchaser has available to it as of the date hereof, and will have available to it at the Closing, funds sufficient to enable the Purchaser to perform its obligations hereunder, including delivering the Purchase Price, as and when contemplated by this Agreement and to pay or otherwise perform the obligations of the Purchaser under this Agreement and the other agreements or commitments contemplated by this Agreement.

(e)
Tax Matters. The Purchaser is registered for GST purposes under Part IX of the Excise Tax Act (Canada) with registration number 781 530 738 RT0001 and for QST purposes under Chapter VIII of Title I of the Act respecting Québec sales tax with registration number 12 2668 4197 TQ0001.

(f)
Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its respective officers or directors (in such capacity) or affecting its business or assets that, if adversely determined, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Purchaser. None of the Purchaser, its business or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Purchaser.

(g)
No Finder’s Fee. The Purchaser has not taken, and agrees that the Purchaser will not take, any action that would cause the Seller to become liable to any claim or demand for a brokerage commission, finder’s fee or other similar payment.

(h)
Investment Intent. The Purchased Assets are being acquired by the Purchaser for its own account. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Assets and participation in the transactions contemplated by this Agreement.

(i)
Investment Canada Act. The Purchaser is not a state-owned enterprise within the meaning of the Investment Canada Act, and is a trade agreement investor or a WTO investor within the meaning of the Investment Canada Act.

ARTICLE 5
COVENANTS

Section 5.1	Conduct of Business Prior to Closing.

(1)
Operate in Ordinary Course of Business. During the Interim Period, the Seller shall conduct the Business in the Ordinary Course of Business, in compliance with applicable Law and the terms and conditions of all Contracts and Permits.

(2)
Negative Covenants. During the Interim Period, except (a) as set forth in Section 5.1(2) of the Disclosure Letter, (b) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned, or (c) as otherwise expressly set forth in this Agreement:

(i)	the Seller shall not take any action that if taken prior to the date hereof would have caused the representations and warranties in Section 3.1(i) or Section 3.1(u)(iii) to be incorrect;

(ii)
neither the Seller nor the Seller Guarantor shall contact, solicit, induce, divert or interfere with (or attempt to do any of the foregoing) any customer or prospective customer of the Business for the purpose of persuading or attempting to persuade such customer or prospective customer of the Business to change its relationship with the Business, or to restrict, limit or discontinue or to reduce the amount of business which any such customer has customarily done with the Business;

(iii)
neither the Seller nor the Seller Guarantor shall solicit, hire, recruit or attempt to solicit, hire or recruit, or assist or encourage any Person to solicit, hire, recruit, or attempt to solicit, hire or recruit, or induce the termination of employment or cessation of services of any employee of the Business, or any contractor who regularly provides services to the Business, or assist or encourage any such employee or contractor to accept employment or engagement elsewhere, unless such solicitation occurs as a result of general advertisements for employment or contract services not specifically directed at such employees or contractors; and

(iv)
neither the Purchaser nor the Purchaser Guarantor shall solicit, hire, recruit or attempt to solicit, hire or recruit, or assist or encourage any Person to solicit, hire, recruit, or attempt to solicit, hire or recruit, or induce the termination of employment or cessation of services of any employee of the business of the Seller or the Seller Guarantor in Canada (excluding the Business), or any contractor who regularly provides services to the business of the Seller or the Seller Guarantor in Canada (excluding the Business), or assist or encourage any such employee or contractor to accept employment or engagement elsewhere, unless such solicitation occurs as a result of general advertisements for employment or contract services not specifically directed at such employees or contractors.

Section 5.2	Other Covenants.
During the Interim Period, if the Seller, the Seller Guarantor or their respective Affiliates desire to enter into a purchase agreement with respect to [**], whether through an asset, equity or unit purchase, the Seller and the Seller Guarantor shall obtain from [**] concurrently with the execution of [**], an agreement for the benefit of the Purchaser pursuant to which [**] in each [**]. The Seller and Seller Guarantor shall provide an original copy of such agreement to the Purchaser, promptly after its execution.

Section 5.3	Actions to Satisfy Closing Conditions.

(1)
Subject to applicable Laws and the specific obligations in Section 5.5, Section 5.7 and Section 5.8, the Seller shall take all reasonable actions that are within its power and control and shall use its commercially reasonable efforts to cause other actions to be taken which are not within its power and control, so as to ensure compliance with all of the conditions set forth in Section 6.1.

(2)
Subject to applicable Laws and the specific obligations set out in Section 5.7, the Purchaser shall take all reasonable actions that are within its power and control and shall use its commercially reasonable efforts to cause other actions to be taken which are not within its power and control, so as to ensure compliance with all of the conditions set forth in Section 6.2.

Section 5.4	Confidentiality.

(1)
The Purchaser acknowledges having signed a confidentiality agreement dated December 31, 2018 between the Purchaser and Rayonier Advanced Materials Inc. and a confidentiality and clean team undertaking dated March 25, 2019 (collectively, the “Confidentiality Agreement”). The Purchaser agrees that the Confidentiality Agreement continues to apply in accordance with and subject to its terms and that the Purchaser is bound by its terms. Upon Closing, the Confidentiality Agreement shall terminate with respect to the Business, but shall remain in full force and effect to the extent of any confidential information and other obligations that do not relate to the Business. If the Closing does not occur, the Confidentiality Agreement shall remain in effect in accordance with and subject to its terms.

(2)
Subject to Section 11.3, the Seller shall keep confidential and shall not disclose to any Person the existence and terms of this Agreement and the fact that information has been disclosed or made available to the Seller or the Seller’s representatives, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 5.5	Request for Consents.

(1)
Subject to applicable Laws and Section 5.7, reasonably promptly following the execution of this Agreement, the Seller and the Purchaser shall use their commercially reasonable efforts (other than the payment of money or assumption of obligations) to obtain or cause to be obtained, prior to Closing:

(a)	subject to Section 5.7(2), all Consents; and

(b)
either (i) the consent of the Québec Minister of Forests, Wildlife and Parks to the transfer of the Timber Supply Guarantees granted by the Québec Government, or (ii) written comfort acceptable to the Purchaser, acting reasonably, from the Québec Minister of Forests, Wildlife and Parks of his intention to issue the Timber Supply Guarantees granted by the Québec Government to the Purchaser. For the purposes of this Section 5.5(1)(b), “Timber Supply Guarantees” shall mean all or substantially all of the Timber Supply Guarantees, for which purpose “substantially all of the Timber Supply Guarantees” shall mean all volume of timber under the Timber Supply Guarantees, other than such volume of timber with respect to which the failure to receive such consent or written comfort referred to in clauses (i) and (ii) above would not have the effect of reducing, impairing, suspending or terminating (other than in a de minimis manner) any rights or privileges enjoyed by the Seller with respect to the operation of the Business as of the date of this Agreement.

(1)
If, after using commercially reasonable efforts to obtain the consents required to allow the Seller or its Affiliates to provide the services under the Transition Services Agreement (the “TSA Consents”), the Seller is unable to obtain any of the TSA Consents, the Seller and the Purchaser shall use commercially reasonable efforts to find and implement an alternative solution to enable the Seller or its Affiliates to provide such services in respect of which the missing TSA Consent was required.

(2)
If an alternative solution acceptable to the Parties, acting reasonably, cannot be implemented in order to provide all services contemplated in the Transition Services Agreement in accordance with the Transition Services Agreement from the Closing Date, the Parties agree to delay the Closing Date to a date that is no later than the Outside Date to provide additional time to the Seller to implement an alternative solution, with the reasonable assistance of the Purchaser. Any change to the draft Transition Services Agreement that might be required to reflect such an alternative solution shall require the consent of the Purchaser, which consent shall not be unreasonably withheld.

Section 5.6	Notice of Certain Matters and Updates to Information.
During the Interim Period, the Seller shall promptly upon becoming aware, give written notice to the Purchaser of: (a) the occurrence of any event that causes any representation and warranty of the Seller contained in this Agreement (i) that is qualified as to materiality or any Seller Fundamental Representation to be untrue or inaccurate or (ii) that is not so qualified to be untrue and incorrect in any material respect, and (b) any failure of the Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Receipt by the Purchaser of any notice from the Seller pursuant to this Section 5.6 shall not be deemed to be a waiver or release by the Purchaser of any provision of this Agreement and shall not limit or otherwise affect any remedies available to the Purchaser.

Section 5.7	Regulatory Approvals.

(1)
Unless external legal counsel to the Parties otherwise agree on behalf of the Parties, the Parties shall cooperate and use their commercially reasonable efforts to file promptly (and in any event, within ten (10) Business Days) after the date of this Agreement pre-merger notification filings under Part IX of the Competition Act with the Commissioner of Competition and the Purchaser shall concurrently file a request for an Advance Ruling Certificate and in the alternative, a No-Action Letter.

(2)
Without limiting the foregoing, each of the Seller and the Purchaser, as promptly as practicable after the execution of this Agreement, will use their commercially reasonable efforts to make all filings with, give all notices to, cause to be done all commercially reasonable things necessary, proper or advisable, and to obtain all Regulatory Approvals.

(3)	All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be paid by the Purchaser.

(4)	With respect to obtaining the Regulatory Approvals, each of the Seller and the Purchaser shall:

(a)
not extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the transactions contemplated by this Agreement, except upon the prior consent of the other Party;

(b)
promptly notify the other Party of written or oral communications of any nature from a Governmental Entity relating to any Regulatory Approval and provide the other Party with copies thereof and provide copies of all notices and correspondence received from any Governmental Entity;

(c)	respond as promptly as reasonably possible to any inquiries or requests received from a Governmental Entity in respect of any Regulatory Approval;

(d)	use their commercially reasonable efforts to cooperate with and assist the other Party in the preparation and making of all such filings, applications and submissions; and

(e)
not participate in any meeting or discussion (whether in person, by phone or otherwise) with a Governmental Entity in respect of any Regulatory Approval unless it consults with the other Party in advance and gives the other Party the reasonable opportunity to attend and participate to the extent permitted by such Governmental Entity.

(5)
A Party will not be required to provide information in its possession to the other Party, even if that information may be required in connection with the filings referred to in this Section 5.7, if that Party, acting reasonably, determines that the information is material and commercially or competitively sensitive or that providing the information could reasonably be expected to have a material adverse effect on that Party if the transactions contemplated by this Agreement are not completed. In any such case, the Parties shall provide the information to external counsel for the other Party on an “external counsel only” basis. Such information shall be provided only to the external counsel of the other Party and shall not be disclosed by such external counsel to directors, officers, employees or other agents of that Party, unless express prior written permission is obtained from the source of the materials.

(6)
If any objections are asserted with respect to the transactions contemplated hereby under any applicable Laws or if any suit, application, challenge, injunction, action or Proceeding is commenced by a Governmental Entity in connection with the transactions contemplated hereby, each Party shall use commercially reasonable efforts to oppose or defend against any objections, suit, application, challenge, action or Proceeding to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein). Notwithstanding anything to contrary contained in this Section 5.7(6), the Purchaser will not be required to offer or agree to (i) hold separate, sell, or otherwise dispose of any assets, categories of assets or businesses of the Purchased Assets or of the Purchaser or its Affiliates; (ii) terminate any existing relationships and contractual rights and obligations of the Purchased Assets or of the Purchaser or its Affiliates; or (iii) effectuate any other change or restructuring of the Purchased Assets or of the Purchaser or its Affiliates (or, in each case, to enter into agreements or stipulate to the entry of an order or decree with the Commissioner of Competition or any other Governmental Entity).

(7)
The Purchaser shall not, and shall cause its Affiliates and ultimate parent entities not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof that is engaged in the production of bleached chemi-thermomechanical pulp in Canada if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to materially (i) delay the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.

(8)	The Purchaser shall not make the notification filing under the Investment Canada Act until after the Closing Date.

Section 5.8	Access.

(1)
During the Interim Period and subject to Section 5.8(3) and to compliance with applicable Laws, the Seller shall, upon reasonable notice by the Purchaser, (a) give the Purchaser and its accountants, potential lenders, legal advisors and other representatives, during normal business hours, access to the Books and Records, Leases, Contracts and all other Purchased Assets and (b) provide the Purchaser with such reasonable information relating to the Business and the Purchased Assets as the Purchaser may reasonably request to assess the financial and legal condition of the Purchased Assets and the Business.

(2)
The exercise of any rights by or on behalf of the Purchaser under this Section 5.8 shall be carried out (i) strictly for purposes of transitional planning, during normal business hours in such manner as not to interfere unduly with the normal operation of the Business and upon reasonable prior notice to the Seller, (ii) under the supervision of the Seller’s personnel and (iii) in compliance with the Seller’s internal standards and policies. All notices by the Purchaser pursuant to this Section 5.8 shall be submitted or directed exclusively to either Marcus Moeltner, Aaron Blanch, Patrick LeBel or Michael Herman or such other individuals as the Seller may designate in writing from time to time.

(3)	This Section 5.8 shall survive and not merge on any termination of this Agreement or upon this Agreement otherwise becoming null and void.

Section 5.9	Contact with Customers, Suppliers, Employees and Other Business Relations.

(1)
Except as required to implement the transactions contemplated in this Agreement or to perform its obligations or exercise its rights under this Agreement, during the Interim Period, the Purchaser shall not contact any customers, suppliers, employees, Governmental Entities or any other business relations of the Seller in connection with the transactions contemplated by this Agreement without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the consent of the Seller shall not be required in connection with, and the Parties hereby confirm their agreement to, any communication made by a Party in accordance with the communications plan agreed to between the Parties.

(2)
Notwithstanding anything provided to the contrary in this Agreement or in any Contract between the Seller and any of the Employees, the Purchaser may, during the Interim Period, confirm the employment of, and/or offer employment to, any Employee listed in Section 3.1(r)(ii) of the Disclosure Letter, through any agreement, contract, letter or any similar document to confirm or offer employment by the Purchaser. Notwithstanding any other provision contained in this Agreement, the Seller shall also cooperate with the Purchaser to effectuate the transfer of any such Employees in respect of whom continuing employment was confirmed or to whom employment was offered by the Purchaser pursuant to this Section 5.9. For greater certainty, the Seller acknowledges and agrees that neither the Purchaser nor any Employees will be in breach of any obligations, covenants or legal duties whatsoever to the Seller or any of its Affiliates (including in respect of any restrictive covenants), by confirming employment with, and/or by accepting employment with, the Purchaser during the Interim Period.

(3)
Notwithstanding Section 5.9(1), the customers, agents and other sales representatives of the Business identified in Section 5.9(3) of the Disclosure Letter shall be contacted by the Seller as soon as practicable after the date of this Agreement to advise them of the transactions contemplated hereby and introduce the Purchaser, after which the Purchaser will be authorised to communicate with them in accordance with competition law guidelines to be agreed upon between Seller’s and Purchaser’s respective regulatory counsel within five (5) days from the date of this Agreement.

Section 5.10	Benefits Plan.
During the Interim Period, the Purchaser shall work diligently and use commercially reasonable efforts to assume the Assumed Plans and to implement its own version of the other Benefit Plans (the “Benefit Plan Setup”) before the Closing Date, and the Seller shall diligently provide assistance to the Purchaser in order for the Purchaser to implement the foregoing. If, fifteen (15) days prior to the estimated Closing Date, the Purchaser reasonably believes that it will be unable to finalize the Benefit Plan Setup by the Closing Date, the Seller or its Affiliates shall administer and provide coverage under such plans for such Employees consistent with the coverage prior to the Closing Date, as contemplated in the Transition Services Agreement.

Section 5.11	Action Items.
During the Interim Period, the Parties shall work together diligently and shall use commercially reasonable efforts to implement before the Closing Date the action items listed in Section 5.11 of the Disclosure Letter, as contemplated therein.

Section 5.12	SAP Interfaces.
The Purchaser shall work diligently and use commercially reasonable efforts to implement integrated and automated interfaces from Empac, Elixir and Empath to Purchaser’s or its Affiliates’ primary SAP instance as designed and planned by the Parties (the “SAP Setup”) as soon as practicable following the date of this Agreement. The Seller shall diligently provide assistance to the Purchaser in order for the Purchaser to complete the SAP Setup as soon as practicable following the date of this Agreement. If, on or before seventy-five (75) days following the date of this Agreement, the Purchaser reasonably concludes that it will be unable to finalize the SAP Setup before the Closing Date, the Seller or its Affiliates shall administer and provide accounting and IT systems support to continue transaction processing to support the operations of the Business, as contemplated in the Transition Services Agreement, until such time as the Purchaser has completed the SAP Setup.

Section 5.13	Risk of Loss.
The Purchased Assets shall be at the risk of the Seller until Closing. If before the Closing, the Purchased Assets sustain a loss, damage or a taking by condemnation or expropriation and such loss, damage or taking would prevent the Purchaser from producing the same volume and quality of high-yield pulp at costs substantially similar to those currently incurred by the Seller, the Seller will promptly give the Purchaser notice thereof and if the portion of the Purchased Assets which sustained a loss, were damaged, destroyed or taken by condemnation or expropriated:

(a)
can be replaced or repaired within thirty (30) days or less by Seller, the Seller shall replace or repair the Purchased Assets, at its own cost, and the Closing Date shall be postponed by such period of time not exceeding thirty (30) days to allow for the completion of such replacement or repairs; or

(b)	cannot be replaced or repaired within thirty (30) days or less by Seller, the Purchaser shall have the option, exercisable by notice to the Seller:

(i)
to proceed with the Closing, and the Purchase Price will be reduced by the amount corresponding to the cost of repair of the portion of the Purchased Assets which were damaged or destroyed or, if lost, damaged beyond repair or taken by condemnation or expropriation, by the replacement cost of the particular Purchased Assets so lost, damaged or taken, such reduction in price to be net of all proceeds of insurance actually received by the Seller and paid to the Purchaser; or

(ii)	to terminate this Agreement, as provided in Section 8.1.

Section 5.14	Exclusive Dealings.
During the Interim Period, neither the Seller nor the Seller Guarantor nor any of their respective representatives shall directly or indirectly in any manner:

(a)	entertain, solicit or encourage;

(b)	furnish or cause to be furnished any information to any Persons (other than the Purchaser or its representatives) in connection with; or

(c)	negotiate or otherwise pursue;
any proposal or discussions for or in connection with any possible sale of any Purchased Assets or of the Business, no matter how structured, including without limitation by sale of all or any significant or controlling part of the shares or other equity interests of the Seller, by sale or license of all or any significant part of the Purchased Assets, or by any merger or other business combination involving the Seller or otherwise. The Seller shall be responsible for any breach by its representatives or its direct shareholders of any provisions of this Section 5.14.

Section 5.15	Transfer Taxes.

(1)
The Purchaser will be liable for and will pay, or cause to be paid, all Transfer Taxes payable under any applicable Law on or with respect to the purchase by the Purchaser of the Purchased Assets under this Agreement on or before the due date for any such payments, and the Purchaser will provide notice and evidence of any such payments to the Seller promptly after any such payments. The Purchaser will prepare and file any affidavits or returns required in connection with the foregoing at its own cost and expense. To the extent that any Transfer Taxes or any interest or penalties are required to be paid by and are imposed upon the Seller under any applicable Law on or with respect to the purchase by the Purchaser of the Purchased Assets, the Purchaser will reimburse, or cause to be reimbursed, to the Seller such Transfer Taxes and any applicable interest and penalties within ten (10) Business Days of payment of such Transfer Taxes and of any applicable interest and penalties by the Seller. All amounts payable by the Purchaser to the Seller hereunder do not include Transfer Taxes unless specifically mentioned hereunder. For greater certainty, the Purchaser shall self-assess and remit to the applicable Governmental Entity the applicable GST and QST payable in connection with the transfer of the Purchased Assets which are real or immovable property, and shall deliver to the Seller a certificate and indemnity in standard form agreeable to both the Seller and the Purchaser (the “GST/QST Certificate and Indemnity”). Subject to Section 5.15(2), the Purchaser shall pay all applicable GST and QST to the Seller in respect of the Purchased Assets other than the real or immovable property, provided that the Seller provides to the Purchaser an invoice containing all prescribed information required by the Purchaser to support its claims for input tax credits and input tax refunds. The Parties agree that the Purchaser shall only be obligated to pay any applicable GST and QST to the Seller seven (7) Business Days before the Seller is required to remit such GST and QST, and the Seller shall remit such GST and QST to the relevant Governmental Entities as and when required by applicable Laws. The Purchaser is acquiring each of the Owned Real Property and Leased Real Property as principal for its own account and is not being purchased by the purchaser as an agent, trustee, or otherwise on behalf of or for another person. The Purchaser shall remit the GST and QST to the appropriate Governmental Entity with respect to the Owned Real Property and Leased Real Property in the time and the manner prescribed by Part IX of the Excise Tax Act (Canada) and An Act respecting the Quebec Sales Tax. For greater certainty, the Purchaser shall indemnify and save harmless the Seller from any GST, QST penalty, interest or other amounts which may be payable by or be assessed against the Seller under Part IX of the Excise Tax Act (Canada) and An Act respecting the Quebec Sales Tax as a result of, or in connection with, the Seller’s failure to collect and remit any GST or QST applicable on the sale and conveyance of the Owned Real Property or the Leased Real Property or for the failure of the Purchaser to remit the GST and QST in the time and the manner prescribed by Part IX of the Excise Tax Act (Canada) and An Act respecting the Quebec Sales Tax.

(2)
Notwithstanding the foregoing, the Seller and the Purchaser shall cooperate to use Revenu Québec's GST/QST "Fast Track" program, and shall file, jointly and separately, all tax returns, forms and documents as required by Revenu Québec, for purposes of obtaining the expedited GST and QST refunds for the Purchaser in connection with the purchase and sale of the Purchased Assets hereunder. To the extent that Revenu Québec is authorized to pay or credit the refund owing to the Purchaser directly to the Seller on account of GST and QST in accordance with the terms of the “Fast Track” program, the Purchaser shall be relieved of its obligation to pay GST and QST to the Seller under Section 5.15(1). The Purchaser represents that its registered office is presently located in the Province of Québec and covenants and agrees to maintain a registered office in the Province of Québec until the transactions with respect to GST/QST payable in connection with the transfer of the Purchased Assets described in this Section 5.15 are completed.

Section 5.16	Cooperation on Tax Matters.
The Seller and the Purchaser will furnish or cause to be furnished to each other, each at its own expense, as promptly as practicable, such reasonable information and assistance, and provide additional information and explanations of any material provided, relating to the Purchased Assets as is reasonably necessary for the filing of any Tax Returns, for the preparation of any audit, for the prosecution or defence of any Claim relating to any adjustment or proposed adjustment with respect to Taxes and to obtain or benefit from any Tax refund, credit or exemption.

Section 5.17	Proceeds Received after Closing.
A Party shall segregate and hold in trust solely for the benefit of the other Party, and immediately remit in kind to such Party, all payments that it receives on or after the Closing Date in respect of the period of time after the Closing Date, relating to any of the Purchased Assets.
ARTICLE 6
CONDITIONS OF CLOSING

Section 6.1	Conditions for the Benefit of the Purchaser.
The purchase and sale of the Purchased Assets is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)
Truth of Representations and Warranties. The representations and warranties of the Seller contained in this Agreement that are qualified as to materiality and the Seller Fundamental Representations shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date (except those representations and warranties that address matters only as of a specified date, in which case such representations and warranties that are qualified as to materiality shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects as of such specified date).

(b)
Performance of Covenants. The Seller shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement to be fulfilled or complied with by it at or prior to the Closing.

(c)	Material Adverse Effect. During the Interim Period, there shall have been no Material Adverse Effect.

(d)
Regulatory Approvals. The Regulatory Approvals set forth in Section 6.1(d) of the Disclosure Letter shall have been obtained or given, as applicable, in each case in form and substance reasonably acceptable to the Purchaser.

(e)	Consents. The Seller shall have delivered to the Purchaser the Consents set forth in Section 6.1(e) of the Disclosure Letter, in each case in form and substance reasonably acceptable to the Purchaser.

(f)	Deliveries. The Seller shall deliver or cause to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser acting reasonably:

(i)
certified copies of (i) the articles and by-laws of the Seller, (ii) certified resolutions of the board of directors and shareholders of the Seller approving, as applicable, the entering into and completion of the transactions contemplated by this Agreement (including, without limitation, the transfer of the Purchased Assets to the Purchaser), and (iii) a list of the officers and directors of the Seller authorized to sign agreements together with their specimen signatures;

(ii)
a certificate of status, compliance, good standing or like certificate with respect to the Seller issued by the appropriate government official of the jurisdiction of its formation or incorporation, as the case may be;

(iii)	all keys, entry devices and passcodes with respect to the Purchased Assets (including the Owned Real Property and the Leased Owned Real Property), including combinations to any locks or vaults;

(iv)
all plans and specifications in the Seller’s possession or under its control relating to the plant, buildings, structures, erections, improvements, appurtenances and fixtures situated on or forming part of the Owned Real Property, including all such electrical, mechanical and structural drawings related thereto as are in the possession or under the control of the Seller;

(v)
all data bases recorded or stored by means of any device, including in electronic form (but in such case, only to the extent technically possible), title documents, abstracts of title, deeds, surveys, leases, certificates of patents, trademarks and copyrights, contracts and commitments in the possession or under the control of the Seller relating to the Business;

(vi)	the Assigned Books and Records;

(vii)
all necessary deeds, conveyances, bills of sale, discharges, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with good and marketable title, free and clear of all Liens other than the Permitted Liens;

(viii)	evidence satisfactory to the Purchaser that any Liens registered against the Purchased Assets, including Liens registered during the Interim Period, other than Permitted Liens, have been released;

(ix)	the elections referred to in Section 2.11, as applicable;

(x)	the GST and QST invoices referred to in Section 5.15;

(xi)	a duly executed Transition Services Agreement, effective as of the Closing;

(xii)	a non-solicitation of Employees and confidentiality agreement, substantially in the form of EXHIBIT C, duly executed by the Seller and the Seller Guarantor;

(xiii)	a certification (without personal liability) of an executive officer of the Seller confirming the accuracy of Section 6.1(a) through Section 6.1(c);

(xiv)
in force title insurance coverage for the Owned Real Property from a reputable title insurance company, in form and with customary owner coverage acceptable to the Purchaser and in the amount of [**]; and

(xv)	[**] (year-to-date and balance of the year) including [**] (if applicable).

(g)	No Law. No Law shall be in effect that prohibits or enjoins the Purchaser or the Seller from consummating the transactions contemplated by this Agreement.

(h)
No Litigation. During the Interim Period, there shall have been no Order (whether temporary, preliminary or permanent) made or any Legal Proceedings commenced or threatened against any Party or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, prohibiting, preventing or restraining, temporarily or permanently, the completion of the transactions contemplated by this Agreement.

(i)	Functioning Payroll System. The Seller shall have implemented a functioning payroll system for the salaried Employees.

(j)	Single Site Sustainable Forestry Certifications.

(i)
The Seller shall have caused the Seller’s Matane site to have obtained, and the Matane site shall have in existence, duly issued and validly existing certifications, on a single-site basis, for the following:

(A)
Forest Stewardship Council Chain of Custody certification in accordance with FSC Chain of Custody standard and applicable FSC Chain of Custody normative framework with respect to sourcing, processing and sale of pulp; and

(B)	Programme for the Endorsement of Forest Certification Schemes in accordance with PEFC Chain of Custody of Forest-Based Products standard for the manufacturing of the wood-based pulp;

(ii)
The Seller shall have caused all Sustainable Forestry Credits, which shall be the amounts set out in Section 3.1(aa) of the Disclosure Letter, as such amounts may be amended in the Ordinary Course of Business, to be allocated to the single-site Sustainable Forestry Certifications;

(iii)	The Seller shall have caused NEPCon to re-issue the single-site Sustainable Forestry Certifications set forth in Section 6.1(j)(i)(A) and Section 6.1(j)(i)(B) under the Purchaser’s name; and

(iv)	The Seller shall have transferred the Sustainable Forestry Credits referenced in Section 6.1(j)(ii) to the Purchaser.

Section 6.2	Conditions for the Benefit of the Seller.
The purchase and sale of the Purchased Assets is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Seller and may be waived, in whole or in part, by the Seller in its sole discretion:

(a)
Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality and the Purchaser Fundamental Representations shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date (except those representations and warranties that address matters only as of a specified date, in which case such representations and warranties that are qualified as to materiality shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects as of such specified date).

(b)
Performance of Covenants. The Purchaser shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement to be fulfilled or complied with by it at or prior to the Closing.

(c)
Regulatory Approvals. The Regulatory Approvals and the consents and notices identified in Section 4.1(c)(ii) of the Disclosure Letter shall have been obtained or given, as applicable, in each case in form and substance reasonably acceptable to the Seller.

(d)	Deliveries. The Purchaser shall deliver or cause to be delivered to the Seller the following in form and substance satisfactory to the Seller, acting reasonably:

(i)
certified copies of (i) the resolutions of the board of directors of the Purchaser approving the entering into and completion of the transactions contemplated by this Agreement, and (ii) a list of the officers and directors of the Purchaser authorized to sign agreements together with their specimen signatures;

(ii)
a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by the appropriate government official of the jurisdiction of its formation or incorporation, as the case may be;

(iii)	the elections referred to in Section 2.11, as applicable;

(iv)	the GST/QST Certificate and Indemnity referred to in Section 5.15, as applicable;

(v)	a duly executed Transition Services Agreement, effective as of the Closing;

(vi)	a certification (without personal liability) of an executive officer of the Purchaser confirming the accuracy of Section 6.2(a) and Section 6.2(b); and

(vii)
in force title insurance coverage for the Owned Real Property from a reputable title insurance company, in form and with customary owner coverage acceptable to Seller and in the amount of CDN$80,000,000.

(e)	No Law. No Law shall be in effect that prohibits or enjoins the Purchaser or the Seller from consummating the transactions contemplated by this Agreement.

(f)
No Litigation. During the Interim Period, there shall have been no Order (whether temporary, preliminary or permanent) made against any Party or any Legal Proceedings commenced or threatened against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, prohibiting, preventing or restraining, temporarily or permanently, the completion of the transactions contemplated by this Agreement.

ARTICLE 7
CLOSING

Section 7.1	Date, Time and Place of Closing.
The completion of the transactions contemplated by this Agreement shall take place at the offices of McCarthy Tétrault LLP, 1000 De La Gauchetière Street West, Suite 2500, Montréal, Québec, at 10:00 a.m. (Montreal time) on the Closing Date or at such other place, on such other date and at such other time or solely by way of electronic means as may be agreed upon in writing between the Seller and the Purchaser.
ARTICLE 8
TERMINATION

Section 8.1	Termination Rights.

(1)	This Agreement may be terminated by notice in writing:

(a)	by mutual written consent of the Seller and the Purchaser;

(b)
by either the Seller or the Purchaser if a Law shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(1)(b) shall not be available to any Party if such Law was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(c)
by either the Seller or the Purchaser if the Closing has not occurred on or prior to the Outside Date, provided that the right to terminate this Agreement shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations, warranties or covenants under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(d)
by the Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 6.1(g) not to be satisfied, and such breach or failure is incapable of being cured by the Outside Date or is not cured by the Purchaser within thirty (30) days of being so notified by the Seller; provided that the Seller is not then in breach of this Agreement so as to cause any condition in Section 6.1 not to be satisfied;

(e)
by the Purchaser if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Seller under this Agreement occurs that would cause any condition in Section 6.1 not to be satisfied, and such breach or failure is incapable of being cured by the Outside Date or is not cured by the Seller within thirty (30) days of being so notified by the Purchaser; provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.1(g) not to be satisfied; and

(f)	by the Purchaser as permitted under Section 5.10.

Section 8.2	Effect of Termination.

(1)
Each Party’s right of termination under this Article 8 is in addition to any other rights each Party or a Party may have under this Agreement, and the exercise of a right of termination will not be an election of remedies. Nothing in this Article 8 limits or affects any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non‑fulfilment, non‑observance or non‑performance of any other condition, obligation or covenant in whole or in part.

(2)	If this Agreement is terminated pursuant to Section 8.1, all obligations of the Parties under this Agreement will terminate, except that:

(a)	each Party’s obligations under Section 5.4, Section 11.3, Section 11.4 and Section 11.5 will survive; and

(b)
if this Agreement is terminated by the Purchaser, on the one hand, or the Seller, on the other hand, because of fraud or a wilful breach of this Agreement by the other Party, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 9
INDEMNIFICATION

Section 9.1	Survival.

(1)
Subject to Section 9.1(2), the representations and warranties contained in this Agreement will survive the Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date, except that:

(a)	the Seller Fundamental Representations and the Purchaser Fundamental Representations will survive the Closing and continue in full force and effect indefinitely;

(b)
the representations and warranties contained in Section 3.1(h) – Tax Matters will survive the Closing and continue in full force and effect for a period of sixty (60) days after the expiration of the last applicable limitation period under any Tax legislation subsequent to the expiration of which an assessment, reassessment or other form or recognized document assessing liability for Tax with respect to any taxation period to which these matters relate cannot be issued;

(c)
the representations and warranties contained in Section 3.1(n) – Environmental Matters will survive the Closing and continue in full force and effect for a period of five (5) years after the Closing; and

(d)
the representations and warranties contained in Section 3.1(g)(i) – Title and Sufficiency of Purchased Assets and Section 3.1(y)(i) – Real Property will survive the Closing and continue in full force and effect for a period of ten (10) years after the Closing.

(2)
Notwithstanding anything to the contrary in this Agreement, the time limitation set out in Section 9.1(1) will not apply in respect of any Claims arising out of, resulting from, related to, or involving fraud, fraudulent or willful misconduct or intentional or gross fault by the Party making the representation and warranty nor will it apply to any of the indemnities set out in Section 9.2(b) through Section 9.2(e) and in Section 9.3(b).

(3)
No Party has any obligation or liability with respect to any representation and warranty in this Agreement after the end of the applicable time period specified in Section 9.1(1), except for Claims relating to the representations and warranties that the Party has been notified of prior to the end of the applicable time period.

Section 9.2	Indemnification in Favour of the Purchaser.
The Seller will indemnify, defend and save harmless the Purchaser and its Affiliates, and their respective directors, officers and employees (collectively, the “Purchaser Indemnitees”) from any Damages suffered by, imposed upon or asserted against any of the Purchaser Indemnitees as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)
any breach, default or violation or any representation or warranty of the Seller contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)
any failure of the Seller to perform or fulfill any covenant of the Seller contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(c)	the Retained Obligations;

(d)	any Legal Proceedings by any Governmental Entities relating to the assessment of Transfer Taxes for the period prior to the Closing Date; and

(e)	the grievance disclosed in Section 3.1(p)(viii) of the Disclosure Letter for the period prior to the Closing Date.

Section 9.3	Indemnification in Favour of the Seller.
The Purchaser will indemnify, defend and save harmless the Seller and its Affiliates, and their respective directors, officers and employees (collectively, the “Seller Indemnitees”) harmless from, any Damages suffered by, imposed upon or asserted against any of the Purchaser Indemnitees as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)
any breach, default or violation or any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(b)
any failure of the Purchaser to perform or fulfill any covenant of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

For greater certainty, should any Transfer Taxes be deemed included in any amount payable under this Section 9.3, such amount shall be grossed-up accordingly in order for the Purchaser to pay to the Seller (i) the full indemnity amount provided for under this Section 9.3 and (ii) an additional amount equivalent to any Transfer Taxes deemed included in such payment under applicable Law.

Section 9.4	Limitations.

(1)	Damages from Seller

(a)
The Seller shall have no liability under this Agreement and no Damages may be recovered from the Seller unless the Claims of any Purchaser Indemnitee exceed, in the aggregate, the Deductible, in which case the liability of the Seller shall be limited to the amount by which such Claims exceed the Deductible.

(b)
The Purchaser Indemnitees shall not be entitled to recover any Damages for any Claim (or series of Claims arising from similar events or facts) where the Damages relating to each such Claim are less than the Per Claim Threshold, and such Damages shall not be counted toward the Deductible.

(c)	The Purchaser Indemnitees will not be entitled to recover under this Article 9 an aggregate amount in excess of the Cap.

(d)	Notwithstanding any other provisions of this Agreement, the limitations set forth in:

(i)
Section 9.4(1)(a), Section 9.4(1)(b) and Section 9.4(1)(c) shall not apply to any Claim by the Purchaser Indemnitees (i) involving fraud, fraudulent or willful misconduct or intentional or gross fault of the Seller; (ii) based on the incorrectness or breach of the Sellers’ Fundamental Representations; nor (iii) shall the limitations be construed to apply to any of the indemnities set out in Section 9.2(b) through Section 9.2(e).

(ii)
Section 9.4(1)(c) shall not apply to any Claim by the Purchaser Indemnitees based on the incorrectness or breach of the representations and warranties contained in Section 3.1(g)(i) – Title and Sufficiency of Purchased Assets, Section 3.1(y)(i) – Real Property and Section 3.1(n) – (Environmental Matters).

(2)	Damages from Purchaser

(a)
The Purchaser shall have no liability under this Agreement and no Damages may be recovered from the Purchaser unless the Claims of any Seller Indemnitee exceed, in the aggregate, the Deductible, in which case the liability of the Purchaser shall be limited to the amount by which such Claims exceed the Deductible.

(b)
The Seller Indemnitees shall not be entitled to recover any Damages for any Claim (or series of Claims arising from similar events or facts) where the Damages relating to each such Claim are less than the Per Claim Threshold, and such Damages shall not be counted toward the Deductible.

(c)	The Seller Indemnitees will not be entitled to recover under this Article 9 an aggregate amount in excess of the Cap.

(d)
Notwithstanding any other provisions of this Agreement, the limitations set forth in Section 9.4(2)(a), Section 9.4(2)(b) and Section 9.4(2)(c) shall not apply to any Claim by the Seller Indemnitees (i) involving fraud, fraudulent or willful misconduct or intentional or gross fault the Purchaser; (ii) based on the incorrectness or breach of the Purchaser’s Fundamental Representations; nor (iii) shall the limitations be construed to apply to any of the indemnities set out in Section 9.3(b).

Section 9.5	Notice of Claim.

(1)
Any Indemnified Party shall be entitled to make a claim for indemnification (a “Claim”) under this Agreement, by written notification to the Indemnifying Party of such Claim (a “Notice of Claim”) promptly upon becoming aware of the Claim, but in no event later than the relevant date, if any, as specified in Section 9.1. The Notice of Claim shall specify whether the Claim arises as a result of a Third Party Claim or a Direct Claim, and shall also specify with reasonable particularity (to the extent that the information is available), the factual basis for the Claim, the amount of the Claim and the identity of the Person making the Claim if it is a Third Party Claim.

(2)
If, through the fault of the Indemnified Party, the Indemnifying Party does not receive a Notice of Claim in time to effectively contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifying Party to the Indemnified Party under this Article 9 shall be reduced only to the extent that Damages are actually incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give the Notice of Claim on a timely basis.

(3)
If the date by which a Notice of Claim must be given in respect of a breach of representation and warranty has passed without any Notice of Claim having been given to the Indemnifying Party, then the related Claim shall be forever extinguished, notwithstanding that by the date specified in Section 9.5(1) the Indemnified Party did not know, and in the exercise of reasonable care could not have known, of the existence of the Claim.

Section 9.6	Direct Claims.

(1)
With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information, books and records and access to employees as the Indemnifying Party may reasonably request.

(2)
If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Party within the sixty (60)‑day period specified in Section 9.6(1). The dispute notice will describe in reasonable detail the nature of the Indemnifying Party’s dispute. During the sixty (60)‑day period immediately following receipt of a notice of dispute by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Party fail to resolve the dispute within that sixty (60)‑day time period, the Indemnifying Party’s dispute shall be submitted to the Chief Executive Officer of each of the Indemnifying Party and the Indemnified Party, which shall conduct negotiations in good faith to resolve the dispute. If the Chief Executive Officer of each of the Indemnifying Party and the Indemnified Party fail to resolve the dispute within an additional fifteen (15)‑day time period, the Indemnified Party is free to pursue all rights and remedies available to it, subject only to this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the sixty (60)‑day period specified in Section 9.6(1), the Indemnifying Party is deemed to have rejected the Direct Claim in which event the Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement.

Section 9.7	Procedure for Third Party Claims.

(1)
In the event a Notice of Claim is delivered with respect to a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, which control shall rest at all times with the Indemnified Party, unless the Indemnifying Party:

(a)	acknowledges in writing that the Third Party Claim is within the scope of its obligations to indemnify the Indemnified Party in accordance with and subject to the terms of this Section 9.7; and

(b)
furnishes evidence to the Indemnified Party whenever requested by the Indemnified Party, which is satisfactory to the Indemnified Party of the Indemnifying Party’s financial ability to indemnify the Indemnified Party;

in which case the Indemnifying Party may assume such control at its expense through counsel of its choice; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall not be permitted to assume control of the negotiation, settlement or defence of the Third Party Claim if: (i) such Third Party Claim seeks equitable relief or provisional or control measures against the Indemnified Party as a primary form of relief; (ii) there is a reasonable probability that such Third Party Claim would result in monetary damages or payments in excess of 100% of the amount for which the Indemnifying Party is obligated to indemnify the Indemnified Party pursuant to this Article 9; (iii) such Third Party Claim involves criminal liability; (iv) such Third Party Claim involves a Governmental Entity; or (v) such Third Party Claim is by a current material customer or supplier of the Business.

(2)
Subject to Section 9.7(1), in order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within thirty (30) days of Indemnifying Party’s receipt of notice of the Third Party Claim.

(3)
If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnifying Party will pay for all costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defence, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim.

(4)
If the Indemnifying Party is not entitled to assume the investigation and defence of a Third Party Claim as aforesaid, does not elect to assume the investigation and defence of a Third Party Claim, or assumes the investigation and defence of a Third Party Claim but fails to diligently pursue such investigation and defence, the Indemnified Party has the right (but not the obligation) to undertake the investigation and defence of the Third Party Claim. In the case where the Indemnifying Party fails to diligently pursue the investigation and defence of the Third Party Claim, the Indemnified Party may not assume the investigation and defence of the Third Party Claim unless the Indemnified Party gives the Indemnifying Party written demand to diligently pursue the investigation and defence and the Indemnifying Party fails to do so within fifteen (15) Business Days after receipt of the demand, or such shorter period as may be required to respond to any deadline imposed by a court.

(5)
If the Indemnified Party undertakes the investigation and defence of a Third Party Claim, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(6)
The Indemnifying Party will not be permitted to compromise and settle or remedy or to cause a compromise and settlement or remedy of a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, delayed or conditioned, unless:

(a)	the terms of the compromise and settlement or remedy require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement;

(b)
the terms of the compromise and settlement do not require the Indemnified Party to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim; and

(c)
the Indemnified Party receives, as part of the compromise and settlement or remedy, a legally binding and enforceable unconditional release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim.

(7)
The Indemnified Party and the Indemnifying Party agree to keep each other fully informed of the status of any Third Party Claim and any related proceedings. If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Party will act in such manner as not to interfere with the investigation and defence of the Third Party Claim and will, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Party shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Party, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of. The Indemnified Party shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

Section 9.8	Manner of Payment.
Subject to, and in accordance with, the provisions of this Article 9, any indemnification payment to an Indemnified Party pursuant to this Article 9 shall be delivered by the Indemnifying Party to the Indemnified Party by wire transfer of immediately available funds to an account designated by the Indemnified Party within ten (10) days after the final, non-appealable determination thereof.

Section 9.9	Exclusion of Other Remedies.
Except as provided in this Section 9.9 and in Section 2.9, the indemnities provided in Section 9.2 and Section 9.3 constitute the only remedy of the Purchaser, on the one hand, or the Seller, on the other hand, against a Party in the event of any breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement. The Parties may exercise their right to payment of an adjustment in Section 2.9 and their rights of termination in Section 8.1. The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a Party inadequately compensable in Damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security). The Purchaser and the Seller expressly waive and renounce any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against any other Party. The provisions in this Agreement relating to indemnification, and the limits imposed on the Purchaser Indemnitees’ and the Seller Indemnitees’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder. No Purchaser Indemnitees may avoid the limitations on liability set forth in this Article 9 by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

Section 9.10	Calculation of Damages.
For greater certainty, for the purpose only of calculating the amount of Damages under this Article 9, the representations and warranties of the Parties contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement shall be deemed to have been made without qualifications as to materiality where the words or phrases “material”, “immaterial”, “in all material respects” or words or phrases of similar import are used, such that the amount of Damages payable to an Indemnified Party is not subject to any deduction in respect of amounts below the level of materiality stated in the relevant representation and warranty.

Section 9.11	Joint and Several (Solidary) Obligations.
Notwithstanding anything to the contrary in this Agreement, Rayonier GP, RCC and RCE, hereby agree to be solidarily liable (within the meaning of the Civil Code of Quebec) for all of the obligations hereunder of the Seller to the extent provided in this Agreement, including any indemnification obligations of the Seller pursuant to this Article 9, such that if any claim for Damages is made against the Seller hereunder, the Purchaser shall be entitled to seek indemnification from any of Rayonier GP, RCC and RCE for the full amount of such Damages payable by the Seller. Each of Rayonier GP, RCC and RCE hereby waive the benefit of division and discussion.

Section 9.12	Seller Guarantee.
Notwithstanding anything to the contrary in this Agreement, the Seller Guarantor hereby agrees to be solidarily liable (within the meaning of the Civil Code of Quebec) with the Seller for all of the obligations hereunder of the Seller to the extent provided in this Agreement, including any indemnification obligations of the Seller pursuant to this Article 9, such that if any claim for Damages is made against the Seller hereunder, the Purchaser shall be entitled to seek indemnification from the Seller Guarantor for the full amount of such Damages payable by the Seller. The Seller and the Seller Guarantor hereby waive the benefit of division and discussion.

Section 9.13	Purchaser Guarantee.
Notwithstanding anything to the contrary in this Agreement, the Purchaser Guarantor hereby agrees to be solidarily liable (within the meaning of the Civil Code of Quebec) with the Purchaser for all of the obligations hereunder of the Purchaser to the extent provided in this Agreement, including any indemnification obligations of the Purchaser pursuant to this Article 9, such that if any claim for Damages is made against the Purchaser hereunder, the Seller shall be entitled to seek indemnification from the Purchaser Guarantor for the full amount of such Damages payable by the Purchaser. The Purchaser and the Purchaser Guarantor hereby waive the benefit of division and discussion.

Section 9.14	Duty to Mitigate.
Nothing in this Agreement in any way restricts or limits the general obligation pursuant to applicable Laws of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. If any Claim can be reduced by any recovery any, settlement or otherwise under or pursuant to any insurance coverage (including, for greater certainty, the title insurance policy purchased by the Seller in accordance with Section 6.2(d)(vii)), the Indemnified Party shall, at the expense of the Indemnifying Party, take all appropriate and commercially reasonable steps to enforce such recovery or settlement and the amount of any Damages of the Indemnified Party shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party (net of any deductible or other costs or expenses of recovery including Taxes and any actual increase in insurance premiums as a result of such Claim). Any Claim shall also be reduced by any net Tax benefit actually realized by the Indemnified Party on account of such Damages in the taxable period in which such Damages were incurred or in the immediately following taxable period. An Indemnifying Party shall not be entitled to delay or reduce the payment of all or any portion of a Claim to an Indemnified Party on the basis of the expected mitigation of such Claim by the Indemnified Party.

Section 9.15	One Recovery.
Any Indemnified Party is not entitled to double recovery for any Claim even though they may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement.

Section 9.16	Adjustments to Purchase Price.
Any payment made to the Purchaser Indemnitees under this Article 9 is a dollar-for-dollar decrease in the Purchase Price and any payment made to the Seller Indemnitees under this Article 9 is a dollar-for-dollar increase in the Purchase Price, in each case unless otherwise required by applicable Law.

Section 9.17	Set-off.
Any Indemnified Party shall be entitled to set off the amount of any Claim following Final Determination of such Claim against any other amounts payable by the Indemnified Party to the Indemnifying Party under this Agreement.
ARTICLE 10
POST‑CLOSING COVENANTS AND OTHER MATTERS

Section 10.1	Employees.

(1)	The Purchaser:

(a)	will, effective on and after the Closing Date, employ all the Employees:

(i)
who are not covered by the Collective Bargaining Agreement and whose names are listed in Section 3.1(r)(ii) of the Disclosure Letter (redacted to comply with privacy Laws, as needed), on terms and conditions of employment substantially similar, in the aggregate, to such Employees’ terms and conditions of employment as are in effect on the date hereof; and

(ii)	who on the day immediately preceding the Closing Date are covered by the Collective Bargaining Agreement; and

(b)
to the extent that any Collective Bargaining Agreement applies to Employees on the Closing Date, will be the successor to the Seller under any such Collective Bargaining Agreement pursuant to the provisions of applicable labour legislation and on and after the Closing Date will be bound by and observe all of the terms, conditions, rights and obligations of the Seller under any such Collective Bargaining Agreements to the extent that they apply to Employees.

(c)
will offer employment effective as of the Closing Date to all Employees located in the Province of Ontario who are not covered by the Collective Bargaining Agreement and whose names are listed in Section 3.1(r)(ii) of the Disclosure Letter (redacted to comply with Privacy Laws, as needed), on terms and conditions of employment substantially similar, in the aggregate, to such Employees’ terms and conditions of employment as are in effect on the date hereof. The Purchaser shall recognize the past service of such Employees with the Seller for all purposes, including any required notice of termination, termination or severance pay (contractual, statutory or at common-law). The Seller shall cooperate in the Purchaser’s efforts to make offers of employment as contemplated by this Section.

(2)
For greater certainty, the Employees listed in Section 10.1 of the Disclosure Letter shall continue their employment with the Seller and shall not be transferred to the Purchaser under the terms herein (the “Excluded Employees”).

(3)
The Seller will be responsible for and will discharge all obligations and liabilities for wages, severance pay, termination pay, notice of termination of employment or indemnity in lieu of such notice, damages for wrongful dismissal or other employee benefits or claims, including vacation pay and short-term incentive plan payments, and any other compensation or payment accrued up to the Closing Date in respect of all Employees as at the Closing Date, provided that, for greater certainty:

(a)
all obligations and liabilities of the Seller for severance pay, termination pay, notice of termination of employment or indemnity in lieu of such notice, damages for wrongful dismissal shall only relate to Employees whose employment was terminated prior to the Closing Date; and

(b)
the Purchaser assumes and will discharge all such obligations occurring and liabilities accruing on and after the Closing Date (including all such obligations and liabilities resulting from the transactions contemplated by this Agreement) in respect of all Employees, save and except for any obligations and liabilities relating to the Excluded Employees.

(4)
From and after the Closing Date, the Employees shall be entitled to use and obtain their unused and accrued vacation benefits and vacation pay under the Seller’s vacation arrangements, determined as of the Closing Date; provided, however, that the Seller shall indemnify the Purchaser for any liability assumed by the Purchaser in excess of the amount reflected in the calculation of the Working Capital in that respect as at the Closing Time. For greater certainty, the indemnity provided in this Section 10.1(4) is subject to the limitations set forth in Section 9.4(1)(a), Section 9.4(1)(b) and Section 9.4(1)(c).

(5)
At least ten (10) days before the Closing Date, the Seller shall deliver to the Purchaser an up-to-date list of all Employees as at such date certified complete by a senior officer of the Seller. On the Closing Date, the Seller shall also deliver to the Purchaser an updated version of Section 3.1(r)(ii) of the Disclosure Letter as at the Closing Time certified complete by a senior officer of the Seller, which shall be subject to Purchaser’s approval.

Section 10.2	Pension Plans and Other Benefit Plan.

(1)
All items in respect of Employees of the Business, except Excluded Employees, employed by the Purchaser that require adjustment including premiums for unemployment insurance, the Québec Pension Plan or the Canada Pension Plan, employer health tax, applicable statutory hospitalization insurance, workers’ compensation assessments, accrued wages, salaries and commissions and employee benefit plan payments will be appropriately adjusted up to the Closing Date. To the extent that the Seller makes any payments to the Purchaser on account of such adjustments, the Purchaser agrees to indemnify and save harmless the Seller from and against all Damages in connection therewith.

(2)
Subject to Section 10.1(3) and Section 10.2(4), the Seller shall retain responsibility for and satisfy its obligations with respect to any Pension Plans, the Collective Bargaining Agreement, and other Benefit Plans up to the Closing Date in respect of all Employees of the Business in accordance with the terms of any Pension Plans and other Benefit Plans, and applicable Laws based on service of such employees up to the Closing Date. Except as may be specifically provided herein, the Purchaser shall not assume any liability or obligation with respect to any Pension Plans or other Benefit Plans that are not Assumed Plans.

(3)
Effective as of the Closing Date, the non-unionized Employees shall cease to participate in and accrue benefits under any Pension Plans and other Benefit Plans that were in place prior to the Closing Date. Any Pension Plans and other Benefit Plans in which such non-unionized Employees participated shall not be transferred to or assumed by the Purchaser. Prior to and after the Closing Date, the Seller shall retain responsibility for all amounts payable by reason of or in connection with any and all claims incurred under Pension Plans and other Benefit Plans in which non-unionized Employees (and their eligible dependants) participated before the Closing Date.

(4)
Effective as of the Closing Date, and subject to any third party consents or waivers and other regulatory approvals necessary to permit the transfer or assignment, the Seller shall transfer or assign and the Purchaser shall assume all of the rights, responsibilities, duties, obligations and liabilities of the Seller with respect to the Retirement Plan for Unionized Employees and the Sun Life Financial Group Policy no 83907-213 (Matane Plant – Hourly Union Employees), as well as the agreements in respect of such plans described in EXHIBIT D (collectively, the “Assumed Plans”). Upon obtaining the required consent, waiver and approvals of such transfer or assignment and assumption, the Purchaser shall become the successor sponsor or policyholder, as applicable, of the Assumed Plans. In order to effect such assignment and assumption, the Seller and the Purchaser shall take such steps, prepare and execute such documents and seek such approvals of the appropriate regulatory authorities as may be necessary or desirable. The Purchaser shall enter into new agreements as necessary to allow the efficient transfer or assignment and assumption of the Assumed Plans. Upon the completion of the transfer or assignment of the Assumed Plans to the Purchaser, and except as otherwise provided herein, the Seller shall be completely discharged of all of its obligations and liabilities, if any, with respect to the pension benefits accrued by the Employees and the former employees under the Assumed Plans in accordance with the terms of such Assumed Plans, the Collective Bargaining Agreements and applicable Laws. Each of the Seller and Purchaser shall be solely responsible for its respective expenses attributable to the assignment of the rights, duties, obligations and liabilities under the Assumed Plans to the Purchaser. The Seller shall also collaborate with the Purchaser with regard to the administration of the Retirement Plan for Unionized Employees, pending its intended transfer, if it does not occur as of the Closing Date, including, among others, with respect to the replacement of any member of the pension committee for such plan. For the avoidance of doubt, and subject to any necessary Pension Plan committee consents, the Seller shall also collaborate with the Purchaser to allow the Purchaser to establish its own investment structure for the Retirement Plan for Unionized Employees.

(5)
As soon as reasonably practicable following the date of this Agreement, the Seller shall cause a written notice to be issued to the Custodial Trustee seeking the segregation and transfer of the assets underlying the units of the funds established pursuant to the terms of the Master Trust Agreements owned by, or attributed to, the Retirement Plan for Unionized Employees pursuant to the terms of the Master Trust Agreements. Such proportionate share of the underlying assets of the funds established pursuant to the Master Trust Agreements, shall, on or before the Closing Date, be segregated in favour of the Retirement Plan for Unionized Employees and shall be transferred to the pension fund of the Retirement Plan for Unionized Employees.

(6)
Any costs and expenses attributable to the segregation and transfer of the underlying assets of the funds established pursuant to the Master Trust Agreements, as described in Section 10.2(5), shall be payable by the Seller. During the period from the execution of the Agreement up to and including the Closing Date, the Seller shall ensure that no notice of redemption is issued by any Person in respect of the Master Trust Agreements, other than consistent with past practice, and that the assets of the Master Trust Agreements are invested consistent with past practice.

(7)
The Parties agree that the value of the assets to be segregated and transferred from the funds established pursuant to the Master Trust Agreements to the pension fund of the Retirement Plan for Unionized Employees, as described in Section 10.2(5), shall include the return obtained by the relevant investment or investment structure up to the date of the transfer of the relevant assets.

(8)
The Seller shall provide, prior to Closing, all true, complete and correct data, records and correspondence in its possession that is necessary or useful to administer the Assumed Plans, in a form which is sufficient for the proper administration of any such Assumed Plan in accordance with their terms and all applicable Laws. Prior to Closing, the Purchaser shall have the right to reasonably request, and shall be provided with, all data, records or other information deemed to be necessary or useful to allow the Purchaser to offer benefit coverage to the non-unionized Employees as provided under this Agreement.

(9)
For greater certainty, it is acknowledged that the Seller shall retain all liabilities and obligations with respect to all post-retirement and post-employment insurance coverages in respect of employees of the Seller who are retired or no longer employed by the Seller as of the Closing Date, any Excluded Employee and any employee or former employee not related to the Business or the Purchased Assets. The Buyer shall assume all liabilities and obligations with respect to all post-retirement and post-employment benefits in respect of the Employees.

Section 10.3	Access to Books and Records.
For a period of six (6) years from the Closing Date or for such longer period as may be required by applicable Laws, (a) the Purchaser shall retain all original Assigned Books and Records and (b) the Seller shall retain all original Retained Books and Records. So long as any such Assigned Books and Records and such Retained Books and Records are retained by the Purchaser or the Seller, as applicable, pursuant to this Agreement, the Seller or the Purchaser, as applicable, shall have the reasonable right to inspect and to make copies (at its own expense) of them at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Purchaser, the Seller or their respective Affiliates, as applicable. The Seller shall have the right to redact from the Retained Books and Records requested by the Purchaser any information that is not related to the Business or the Purchased Assets. The Purchaser or the Seller, as applicable, shall have the right to have its representatives present during any such inspection. Each of the Purchaser and the Seller agrees to provide timely access to the Assigned Books and Records or Retained Books and Records, as applicable, and any other resources and personnel of the Purchaser or the Seller, to the Seller or the Purchaser, as applicable, upon the reasonable request of the Seller or the Purchaser, as applicable, for purposes of complying with any applicable tax, financial reporting, regulatory requirements or any other proper purpose.

Section 10.4	Cooperation and Access regarding [**].
The Purchaser shall, at the request of the Seller, make available to the Seller, its accountants, its legal advisors or its representatives on a timely basis all documents, records and other materials in the possession or control of the Purchaser reasonably required by the Seller [**].

Section 10.5	Further Assurances.
From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Assets to the Purchaser and carry out the intent of this Agreement.
ARTICLE 11
MISCELLANEOUS

Section 11.1	Notices.
Any notice, request for consent, direction or other communication (each a “Notice”) given regarding the matters contemplated by this Agreement must be in writing (regardless of the fact that a specific provision of this Agreement specifies or fails to specify that a particular notice will be in writing), sent by personal delivery or courier and addressed:

(a)	to the Seller or the Seller Guarantor at:
Rayonier Advanced Materials Inc.
1301 Riverplace Boulevard
Suite 2300
Jacksonville, Florida 32207
United States of America
Attention: Chief Financial Officer
with a copy to: General Counsel

(b)	to the Purchaser at:
Sappi Canada Enterprises Inc.
c/o Blake, Cassels & Graydon LLP
1 Place Ville Marie, Suite 3000
Montreal, Québec H3B 4T9
Canada

Attention: Philippe Bourassa

with a copy to:

Sappi North America, Inc.
255 State Street, 4th Floor
Boston, Massachusetts 02109
United States of America

Attention: General Counsel

(c)	to the Purchaser Guarantor at:
Sappi Papier Holding GmbH
c/o Sappi International S.A.
Chaussée de la Hulpe 166
Watermael-Boitsfort
1170 Brussels, Belgium
Attention: Jorg Passler

with a copy to:

Blake, Cassels & Graydon LLP
1 Place Ville Marie, Suite 3000
Montreal, Québec H3B 4T9
Canada

Attention: Philippe Bourassa

A Notice is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by same‑day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (iii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice shall be assumed not to be changed.

Section 11.2	Time of the Essence.
Time is of the essence in this Agreement.

Section 11.3	Announcements and Public Communications.

(1)
A Party who wishes to make a release, public announcement or publicity with respect to the transactions contemplated in this Agreement shall obtain approval of the other Party to the form, nature and extent of such disclosure, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that to the extent the disclosure is required by Law or by a recognized securities exchange, the disclosing Party shall use reasonable commercial efforts to give prior notice to the other Party and a reasonable opportunity for the other Party to review or comment on the disclosure.

(2)
The Parties consent to, and nothing in this Section 11.3 or elsewhere in this Agreement shall prohibit, the use and disclosure by any Party or its respective Affiliates of information with respect to the Business, the Purchased Assets or the transactions contemplated in this Agreement necessary to comply with disclosure obligations under applicable Canadian, U.S. and South African securities laws and rules of the New York Stock Exchange or the Johannesburg Stock Exchange, including the public filing of this Agreement on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com or on the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system at www.sec.gov.

Section 11.4	Third Party Beneficiaries.
Except as otherwise provided in Section 9.2, Section 9.3 and Section 11.14, the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. Except for the Indemnified Party, no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Section 11.5	Expenses.
The Purchaser will pay for its own costs and expenses and the Seller will pay for its own costs and expenses which are, in each case, incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated by them including the fees and expenses of legal counsel, investment advisors and accountants.

Section 11.6	Amendments.
This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties.

Section 11.7	Waiver.
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 11.8	Non‑Merger.
Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing as provided herein.

Section 11.9	Entire Agreement.
This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 11.10	Successors and Assigns.

(1)
This Agreement becomes effective only when executed by all of the Parties. After that time, it will be binding upon and enure to the benefit of each of the Parties and their respective successors and permitted assigns.

(2)
Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties, provided that the Purchaser may assign all or any part of its rights and obligations under this Agreement to any of its Affiliates without consent, except that such assignment shall not relieve the Purchaser of its obligations hereunder.

Section 11.11	Severability.
If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

Section 11.12	Governing Law.

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

(2)
Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Québec courts situated in the City of Montreal and waives objection to the venue of any Legal Proceeding in such court or that such court provides an inconvenient forum.

Section 11.13	Counterparts.
This Agreement may be executed in any number of counterparts (including counterparts by facsimile or PDF) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 11.14	Legal Representation.
In any proceeding by or against the Purchaser wherein the Purchaser asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, the Purchaser agrees in connection with such proceeding (a) that neither the Purchaser nor counsel therefor will move to seek disqualification of Seller Counsel, (b) to waive any right the Purchaser may have to assert the attorney-client privilege against Seller Counsel or the Seller or any of their Affiliates with respect to any communication or information contained in Seller Counsel’s possession or files and (c) to consent to the representation of the Seller and its Affiliates by Seller Counsel, notwithstanding that Seller Counsel has or may have represented the Seller or any of its Affiliates as counsel in connection with any matter, including any transaction (including the transactions contemplated by this Agreement), negotiation, investigation, proceeding or action, prior to the Closing. This consent and waiver extends to Seller Counsel representing the Seller against the Purchaser or its Subsidiaries in litigation, arbitration or mediation in connection with this Agreement or the transactions contemplated by this Agreement. In addition, all communications between the Seller, on the one hand, and Seller Counsel, on the other hand, related to this or any other proposed sale of the Purchased Assets, this Agreement or the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Seller and its Affiliates (the “Seller Pre-Closing Communications”). Accordingly, the Purchaser shall not have access to any such Seller Pre-Closing Communications or to the files of Seller Counsel relating to such engagement from and after the Closing, and all books, records and other materials in any medium (including electronic copies) containing or reflecting any of the Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby retained by, assigned and transferred to the Seller effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement and shall be delivered to the Seller immediately prior to the Closing with no copies thereof retained by the Purchaser or any of the Purchaser’s Affiliates or representatives. From and after the Closing, the Purchaser and its Affiliates shall maintain the confidentiality of all such material and information. From and after the Closing, none of the Purchaser, its Affiliates and representatives shall access or in any way, directly or indirectly, use or rely upon any such materials or information. To the extent that any such materials or information are not delivered to the Seller prior to the Closing, they will be held for the benefit of the Seller, and the Purchaser and its Affiliates will deliver all such material and information to the Seller promptly upon discovery thereof, without using or retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (a) the Seller and its Affiliates shall be the sole holders of the attorney-client privilege with respect to such engagement and the Seller Pre-Closing Communications, and none of the Purchaser and its Affiliates shall be a holder thereof, and (b) to the extent that files of Seller Counsel in respect of such engagement and with respect to the Seller Pre-Closing Communications constitute property of the client, only the Seller and its Affiliates shall hold such property rights. As to Seller Pre-Closing Communications, the Purchaser and the Seller, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Seller Pre-Closing Communications in any action or claim against or involving any of the Parties after the Closing. The Purchaser hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 11.14, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 11.14 is for the benefit of the Seller and Seller Counsel and Seller Counsel is the intended third party beneficiary of this Section 11.14. This Section 11.14 shall be irrevocable, and no term of this Section 11.14 may be amended, waived or modified, without the prior written consent of the Seller and Seller Counsel. The covenants and obligations set forth in this Section 11.14 shall survive for ten (10) years following the Closing Date.

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IN WITNESS WHEREOF the Parties have executed this Asset Purchase Agreement.
PURCHASER:

SAPPI CANADA ENTERPRISES INC.
By:
Authorized Signatory
SELLER:

RAYONIER A.M. CANADA G.P.
By:
Authorized Signatory

RAYONIER A.M. COMPAGNIE DE CONSTRUCTION INC.
By:
Authorized Signatory

RAYONIER A.M. CANADA ENTERPRISES INC.
By:
Authorized Signatory
SELLER GUARANTOR:

RAYONIER ADVANCED MATERIALS INC.
By:
Authorized Signatory

PURCHASER GUARANTOR:

‑ 1 ‑

SAPPI PAPIER HOLDING GMBH
By:
Authorized Signatory
By:
Authorized Signatory

‑ 2 ‑

EXHIBIT A
SAMPLE ADJUSTMENT STATEMENT

EXHIBIT B
FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT C
NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

EXHIBIT D
ASSUMED PLANS AGREEMENTS
Pension Plans

•	Régime de retraite des employés syndiqués de Les Entreprises Tembec Inc. - Division Matane (Retraite Québec: no 31439. Canada Revenue Agency: no 1017847), and following related agreements:

o	Investments for the Defined Contribution Component:

▪	[**];

▪	[**].

•	[**] available to [**] as established pursuant to the following agreements with [**]:

o	[**]

o	[**]

Other Benefits

•	[**] contract covering benefits for both Active and Retirees – [**]

o	[**]